SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
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☐	Soliciting Material Pursuant to Sec. 240.14a-12

FIRST HORIZON NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2011

Dear Shareholders:

You are cordially invited to attend First Horizon National Corporation’s 2011 annual meeting of shareholders. We will hold the meeting on April 19, 2011 in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. local time. We have attached the formal notice of the annual meeting, our 2011 proxy statement, and a form of proxy.

At the meeting, we will ask you to elect twelve directors, to vote on an advisory proposal on executive compensation (“say on pay”), to vote on an advisory proposal to determine the frequency (whether every year, every two years or every three years) at which to conduct the say on pay vote and to ratify the appointment of KPMG LLP as our independent auditors for 2011. The attached proxy statement contains information about these matters.

Our annual report to shareholders, which contains detailed financial information relating to our activities and operating performance during 2010, is being delivered to you with our proxy statement but is not deemed to be “soliciting material” under SEC Regulation 14A.

Your vote is important. You may vote your proxy by telephone, over the Internet or by mail. If you attend the meeting and want to vote your shares but have previously voted a proxy, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote your proxy by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible. If you hold your shares in street name, it is critical that you instruct your broker how to vote if you want your vote to count in the election of directors, the advisory proposal on executive compensation and the advisory proposal on the frequency of the executive compensation advisory vote (Vote Item Nos. 1, 2 and 3 of this proxy statement). Due to a change in regulation, if you hold your shares in street name and you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf with respect to these matters. For additional information, see page 2 of the attached proxy statement.

Sincerely yours,

MICHAEL D. ROSE
Chairman of the Board

FIRST HORIZON NATIONAL CORPORATION

165 Madison Avenue
Memphis, Tennessee 38103

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

April 19, 2011

The annual meeting of shareholders of First Horizon National Corporation will be held on April 19, 2011, at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

The items of business are:

(1)	Election of twelve directors to serve until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified.

(2)	Approval of an advisory proposal on executive compensation.

(3)

Vote on an advisory proposal to determine the frequency (whether every year, every two years or every three years) with which shareholders of the Company shall be entitled to vote on an advisory proposal on executive compensation.

(4)	Ratification of the appointment of auditors.

These items are described more fully in the following pages, which are made a part of this notice. The close of business on February 25, 2011 is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

Management requests that you vote your proxy by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel
and Corporate Secretary

Memphis, Tennessee
March 14, 2011

IMPORTANT NOTICE

Please (1) vote your proxy by telephone (2) vote your proxy over the Internet or (3) mark, date, sign and promptly mail the enclosed form of proxy in the enclosed envelope so that your shares will be represented at the meeting.

If you hold your shares in street name, it is critical that you instruct your broker how to vote if you want your vote to count in the election of directors, the advisory proposal on executive compensation and the advisory proposal on the frequency of the executive compensation advisory vote (Vote Item Nos. 1, 2 and 3 of this proxy statement). Due to a change in regulation, if you hold your shares in street name and you do not instruct your broker how to vote in these matters, no votes will be cast on your behalf with respect to these matters. For additional information, see page 2 of the attached proxy statement.

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
TABLE OF CONTENTS

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

GENERAL MATTERS

This proxy statement is being mailed to shareholders beginning on or about March 14, 2011. The Board of Directors is soliciting proxies to be used at our annual meeting of shareholders to be held on April 19, 2011 at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof. To obtain additional information on directions to be able to attend the meeting and vote in person, contact our Community Relations office at 866-365-4313.

In this proxy statement, First Horizon National Corporation will be referred to by the use of “we,” “us” or similar pronouns, or simply as “First Horizon,” and First Horizon and its consolidated subsidiaries will be referred to collectively as “the Corporation.”

Form of Proxy. The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as follows:

FOR:

1.	Election of twelve directors to serve until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	Approval of an advisory proposal on executive compensation (“say on pay”).

3.	Approval of an annual frequency for the say on pay vote.

4.	Ratification of the appointment of auditors.

Solicitation of Proxies. We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to aid us in the solicitation of proxies for a fee of $6,500 plus out-of-pocket expenses. An additional charge of $5.00 per holder will be incurred should we choose to have Morrow & Co. solicit individual holders of record.

Quorum and Vote Requirements. Our common stock is the only class of voting securities. There were 263,520,511 shares of common stock outstanding and entitled to vote as of February 25, 2011, the record date for the annual shareholders’ meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items. The affirmative vote of a majority of the votes cast is required to elect the nominees as directors, and we have adopted a director resignation policy that requires a director who does not receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. (For additional information on our director resignation policy, see the summary of the policy in the “Corporate Governance and Board Matters—Introduction” section of this proxy statement beginning on page 3. The policy is also contained in our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.) A majority of the votes cast is required to approve the advisory proposal on executive compensation and to ratify the appointment of auditors. With respect to the vote on the frequency of the advisory proposal on executive compensation, a majority of the votes cast is required to approve one of the four choices included in the proposal (every year, every two years, every three years or abstain). On this vote item, shareholders are not voting to approve or disapprove the Board’s recommendation but may choose among the four choices included in the proposal. Please refer to Vote Item No. 3 beginning on page 26 of this proxy statement for additional information on the Board’s consideration of the results of the shareholder vote on this proposal.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you instruct your broker how to vote if you want your vote to count in the election of directors, the advisory proposal on executive compensation and the advisory proposal on the frequency of the executive compensation vote (Vote Item Nos. 1, 2 and 3 of this proxy statement). Recent changes in regulation take away the ability of your broker to vote your uninstructed shares in these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote, no votes will be cast on your behalf with respect to these matters. Your broker will have the ability to vote uninstructed shares on the ratification of the appointment of auditors (Vote Item No. 4).

If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting unless you attend the annual meeting and vote your shares there.

Duplicate Mailings and Householding. Duplicate mailings in most cases are an unnecessary expenditure for us and inconvenient for you. As described below, we have taken steps to reduce them, and we encourage you to eliminate them whenever you can.

Some of our shareholders own their shares using multiple accounts registered in variations of the same name. If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our stock transfer agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-536-3558, or by mail to Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854.

In some cases multiple members of the same family living in the same household have shares registered in their names. Currently, family members living in the same household generally receive only one copy per household of the annual report, proxy statement, and most other mailings. The only item which is separately mailed for each registered shareholder or account is a proxy card. If your household receives only one copy and if you wish to start receiving separate copies in your name, apart from others in your household, you must request that action by contacting our Stock Transfer Agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-602-7615 or by writing to it at Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854. That request must be made by each person in the household who desires a separate copy. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate the duplications, please request that action by contacting Wells Fargo using the contact information given in this paragraph above. In either case, in your communications, please refer to your account number and our company number (998). Please be aware that if you hold shares both in your own name and as a beneficial owner through a broker, bank or other nominee, it is not possible to eliminate duplications as between these two types of ownership.

If you and other members of your household are beneficial owners of shares, meaning that you own shares indirectly through a broker, bank, or other nominee, you may eliminate a duplication of mailings by contacting your broker, bank, or other nominee. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

If your household receives only a single copy of this proxy statement and our 2010 annual report and if you desire your own separate copies for the 2011 annual meeting, you may pick up copies in person at the meeting in April or download them from our website using the website address listed in the box below. If you would like additional copies mailed, we will mail them promptly if you request them from our Investor Relations department at our website, by phone toll-free at 1-800-410-4577, or by mail to Investor Relations, P.O. Box 84, Memphis, TN 38101. However, we cannot guarantee you will receive mailed copies before the 2011 annual meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 19, 2011.

This proxy statement is available at http://ir.fhnc.com/annuals.cfm.

The following additional materials will also be available at the website listed above:

Annual Report to Shareholders

Proxy Card

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

First Horizon is dedicated to operating in accordance with sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and overall success. Many of these principles have been committed to writing. Our Corporate Governance Guidelines, which were initially adopted by our Board of Directors in January 2004 but which incorporate long-standing corporate policies and practices, provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees, and set forth a common set of expectations as to how the Board should perform its functions. Our Corporate Governance Guidelines (as revised to date) are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary.

We have also adopted a Code of Business Conduct and Ethics, which incorporates many of our long-standing policies and practices and sets forth the overarching principles that guide the conduct of every aspect of our business, and a Code of Ethics for Senior Financial Officers, which promotes honest and ethical conduct, proper disclosure of financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other employees who have financial responsibilities. These Codes are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to shareholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our website, or disclosure on Form 8-K. The Corporation intends to satisfy its disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on the Corporation’s website. We have also adopted a policy on First Horizon’s Compliance and Ethics Program that highlights our commitment to having an effective compliance and ethics program by exercising due diligence to prevent and detect criminal conduct and otherwise by promoting an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Our Board has adopted a director resignation policy that requires a director who does not receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. Under the policy, the Nominating & Corporate Governance Committee must promptly consider the resignation offer and a range of possible responses and make a recommendation to the Board. The Board will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation offer, including an explanation of the decision (or the reason(s) for rejecting the resignation offer, if applicable), in a Form 8-K (or other appropriate report) filed with or furnished to the Securities and Exchange Commission. If any director’s resignation under the policy is not accepted by the Board, such director will serve the remainder of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Any director who tenders his or her resignation pursuant to the director resignation policy shall not participate in the Nominating & Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If a majority of the members of the Nominating and Corporate Governance Committee did not receive the affirmative vote of a majority of the votes cast at the same election, then all the directors who are "independent" under the listing standards of the New York Stock Exchange and who received the affirmative vote of a majority of the votes cast shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. This committee may, but need not, consist of all of the independent directors who received the affirmative vote of a majority of the votes cast. The director resignation policy is contained in our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

First Horizon made several enhancements to its corporate governance policies and practices during 2010. At the annual meeting in April 2010, the shareholders approved the Company’s proposal to amend its Amended and Restated Charter to provide that, in uncontested elections, directors must be elected by the affirmative vote of a majority of the votes cast, rather than a plurality as was previously required. The Board also adopted enhancements to our corporate risk management process, which include refinements to the risk governance process, risk reporting, and delineation of our risk appetite. A new Risk Management Governance Policy was adopted in connection with these enhancements, and the Executive & Risk Committee (formerly known as the Credit Policy & Executive

Committee) was charged with primary oversight of corporate risk management processes. (The Board’s role in overseeing our risk management processes is described in more detail under the heading “Board Leadership Structure and Role in Risk Oversight” beginning on page 8.) In addition, the Compensation Committee of the Board revised our stock ownership guidelines to base ownership requirements for directors and executive officers on multiples of retainer or cash salary (as applicable) instead of a fixed number of shares. The Board also revised the Compensation Committee’s charter to clarify the Committee’s responsibilities with respect to the appointment and performance evaluation of executive officers and to provide that the Committee’s risk assessment of our incentive compensation arrangements should be conducted with respect to all incentive-eligible employees rather than only to senior executive officers. Finally, we also implemented a secure internet portal to enhance for our directors the delivery and accessibility of our Board and Board committee materials.

Under our Bylaws, First Horizon is managed under the direction of and all corporate powers are exercised by or under the authority of our Board of Directors. Our Board of Directors currently has twelve members. All of our directors are also directors of First Tennessee Bank National Association (the “Bank” or “FTB”). The Bank is our principal operating subsidiary. The Board has four standing committees: the Executive & Risk Committee, the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, each of which is described in more detail beginning on page 9.

Independence and Categorical Standards

Independence. Our common stock is listed on the NYSE. The NYSE listing standards require a majority of our directors and all of the members of the Compensation Committee, the Nominating & Corporate Governance Committee and the Audit Committee of the Board of Directors to be “independent.” Under these standards, our Board of Directors is required to determine affirmatively that a director has no material relationship with the Corporation for that director to qualify as independent. In order to assist in making independence determinations, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Nominating & Corporate Governance Committee considered the relationships between each director and the Corporation, including those that fall within the categorical standards.

Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that ten of our eleven current non-employee directors (Messrs. Carter, Compton, Emkes, Haslam, Martin, Reed, Sansom and Yancy and Mmes. Gregg and Palmer) are independent under the NYSE listing standards and that one former non-employee director, Simon F. Cooper, was also independent during his service as a director (he ceased to be a director as of December 31, 2010). Mr. Rose, our Chairman of the Board, is not independent under the NYSE listing standards because prior to April 20, 2009, our Bylaws provided that the position of Chairman of the Board was an officer position. On that date, the Board adopted amendments to the Bylaws that made the position of Chairman of the Board a non-officer position. The Nominating & Corporate Governance Committee and the Board determined that all transactions and relationships with each director identified above as independent fell within our categorical standards except as described in the next paragraph. Mr. Jordan, as our Chief Executive Officer, is also not independent.

Prior to the beginning of her service as a First Horizon director in January 2011, Ms. Gregg received $1,600 in meeting fees in 2010 in connection with her service as a member of one of the Bank’s regional boards. These fees did not fall within our categorical standards for director independence at the time they were received and so were specifically considered by the Board and the Nominating & Corporate Governance Committee in connection with Ms. Gregg’s independence, as required by the listing standards, and determined not to adversely affect Ms. Gregg’s independence. Ms. Gregg is no longer serving on a regional board. A portion of the credit available in connection with two credit cards for Mr. Martin, three credit cards for Mr. Reed and one credit card for Mr. Sansom inadvertently failed to be brought to the Board for approval as required by Regulation O. The aggregate amount required to be approved by the Board for all six credit cards was less than $110,000. Because of this, these extensions of credit do not fit within our categorical standards for director independence. The credit cards were approved in the ordinary course of business on non-preferential terms and were and continue to be performing credits; the credit card limits required to be approved have now been approved by the Board. The Board and the Nominating & Corporate Governance Committee specifically considered these credit card relationships and determined that they did not adversely affect the independence of any of Messrs. Martin, Reed or Sansom. The Board and Committee based their determinations on the ordinary course and non-preferential nature of all the credit cards and the fact that the amount of credit available on the credit cards was not material to the directors in question. Mr. Emkes was appointed as the Commissioner of Finance and Administration of the State of Tennessee by the governor and took office in January 2011 at the same time as the governor. Prior to that time, the Bank had received approval of a grant of approximately $70,000 from the Tennessee Solar Institute to fund the installation of solar panels at one of the Bank’s facilities. The target installation date of the panels is May 2011, and the Bank will receive the grant money thereafter. The grant does not fit within our categorical standards for director independence and therefore the Board and the Nominating & Corporate Governance Committee specifically considered it and determined that it did not adversely affect the independence of Mr. Emkes. The Board and Committee based their determinations on the facts that the grant was not material to First Horizon, that it was approved prior to Mr. Emkes’s assumption of his current position with the state government, and that it was made by an area of state government that is separate from the Department of Finance and Administration.

The categorical standards established by the Board, which were last revised January 19, 2010, are set forth below and are also available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

With respect to each director who is identified above as independent under the NYSE listing standards, the Board considered the following types or categories of transactions, relationships or arrangements in determining the director’s independence under the NYSE standards and our categorical standards.

•

Provision by the Corporation, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following banking and financial services and services incidental thereto to directors, their immediate family members and/or to entities with which directors or their immediate family members are affiliated: deposit accounts (all directors); cash management services (Messrs. Carter, Cooper, Haslam, Martin, Sansom and Yancy and Ms. Gregg); health savings account depositary services (Ms. Gregg); loans (including mortgage loans), letters of credit, guaranties, credit cards and/or other lines of credit (all directors except Mr. Cooper); interest rate swaps (Messrs. Haslam and Martin); investment management (Messrs. Emkes, Haslam, Martin, Reed, and Sansom); broker/dealer services (Messrs. Emkes, Haslam, Martin, Reed and Yancy); financial planning (Mr. Reed); capital markets (Mr. Emkes); trust services (Messrs. Haslam, Martin and Reed and Ms. Gregg); insurance brokerage (Messrs. Emkes and Yancy and Ms. Gregg); safe deposit boxes (Messrs. Haslam and Martin and Ms. Gregg); pay card services (Mr. Carter and Ms. Gregg); purchasing card services (Mr. Emkes) and currency exchange (Messrs. Haslam and Martin).

•

Provision by an entity affiliated with a director or his or her immediate family member, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following products and services to the Corporation or its subsidiaries: package delivery services (Mr. Carter); beverages (Mr. Compton); fuel for business travel by employees of the Corporation (Mr. Haslam); hotel lodging for business travel by employees of the Corporation (Mr. Cooper); venues for holding seminars and corporate functions and services provided in connection with the same (Messrs. Cooper and Reed); provision of ministerial administrative claims payment services with respect to the administration of First Horizon’s self-insured health plan (Ms. Gregg).

•	Payment by the Corporation of attendance fees in connection with service as a member of one of the Bank’s regional boards (Ms. Gregg).

•	Approval of a grant to the Bank by the Tennessee Solar Institute for the purpose of installing solar panels at one of the Bank’s facilities (Mr. Emkes).

•

Charitable contributions by the Corporation, its subsidiaries or the First Horizon Foundation to charitable organizations with which a director or immediate family member is affiliated (Messrs. Carter, Emkes, Martin, Sansom and Yancy and Mmes. Gregg and Palmer).

•	Employment by the Corporation in a non-executive position of an immediate family member of a director (Mr. Yancy).

Categorical Standards. Each of the following relationships between the Corporation and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or shareholder (or holds a similar position), on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is independent for purposes of the NYSE listing standards:

1.

Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

2.

An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business, (2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934, (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and (4) the extension of credit has not been placed on non-accrual status.

3.

Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization’s consolidated gross revenue (based on the charitable organization’s latest available income statement).

4.

Vendor or other business relationships (excluding banking and financial services relationships and extensions of credit covered by paragraph 1 or 2 above), provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

5.	All compensation and benefits provided to non-employee directors for service as a director.

6.

All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated employees and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated employees of the Corporation.

Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.

The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.

The following definitions apply to the categorical standards listed above:

“Corporation” means First Horizon National Corporation and its consolidated subsidiaries.

“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

“Significant shareholder” means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. “Beneficial ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

Board Leadership Structure and Role in Risk Oversight

First Horizon’s Board leadership structure has evolved significantly in the past several years. Prior to January 2007, the Chairman of the Board and Chief Executive Officer roles were held by the same individual (except for two transition periods relating to CEO succession). In January 2007, the Board made certain governance changes in order to facilitate the implementation of strategic changes then being initiated by the Board, including the appointment of a new CEO and of a separate individual, Mr. Rose, as the Chairman of the Board. Under the Bylaws, the position of Chairman of the Board was at that time an executive officer position. Two different individuals have been serving in the positions of Chairman and CEO ever since. Finally, on April 20, 2009, the Board adopted amendments to the Bylaws that made the position of Chairman of the Board a non-officer position.

Under First Horizon’s current Bylaws, the Chairman of the Board presides at all meetings of the shareholders and of the Board (except, with respect to meetings of the Board, as the Board may otherwise determine) and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board. The Chief Executive Officer is responsible for carrying out the orders of and the resolutions and policies adopted by the Board, has general management of the business of the Corporation and exercises general supervision over all of its affairs.

The chair of the Nominating & Corporate Governance Committee, currently Mr. Martin, who is required to be independent under the listing standards of the NYSE, acts as lead director for the Board. The lead director’s responsibilities include, among other things, supporting the Chairman of the Board in developing (in conjunction with the Corporate Secretary) the agenda for each Board meeting and in defining the scope, quality, quantity and timeliness of the flow of information between management and the Board; presiding at executive sessions of the Board; conducting interviews with individual directors as part of the annual Board self-evaluation process; receiving reports from directors who have concerns about another director’s performance pursuant to our process for individual director performance evaluations; and receiving communications from shareholders pursuant to our process for communications with the Board.

We recognize that different board leadership structures may be appropriate at different times and in different situations. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the most appropriate structure. As stated in our Corporate Governance Guidelines, the Board is free to select its Chairman and First Horizon’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time.

As stated in our Corporate Governance Guidelines, oversight of risk management is central to the role of the Board. In 2010, the Board conducted a comprehensive review of the company’s risk management processes and made several changes to restructure and enhance those processes; these changes are reflected in a newly adopted Board policy on risk management governance. The changes include delegation of primary responsibility for enterprise risk management oversight to the Credit Policy & Executive Committee, which was at the same time renamed as the Executive & Risk Committee to reflect the Committee’s new risk-related duties. In addition to the credit risk oversight responsibility that the Committee already had, the Committee’s charter was revised to authorize and direct the Committee to assist the Board in its oversight of First Horizon’s enterprise risk management governance and processes, including the management of market, operational, liquidity, interest rate sensitivity and equity investment risks, including emerging risks, the adoption and implementation of significant risk and compliance policies and First Horizon’s risk appetite. In fulfilling its risk responsibilities, the Board delegated the following duties to the Committee: to review periodically and recommend to the Board the risk appetite parameters to be employed by management in operating the company; to receive information on First Horizon’s business practices, policies and procedures related to the risks listed above; to monitor results to ensure alignment with First Horizon’s risk appetite; to review periodic risk and compliance reports from the Chief Risk Officer and the Chief Credit Officer, including reports on major risk exposures and steps taken to monitor, mitigate and control such exposures; to review periodically with management regulatory correspondence and actions; and to establish risk management and compliance policies required to be approved by the Board or a committee of the Board.

Other Board committees continue to play a role in First Horizon’s risk management processes as well. In accordance with the NYSE listing standards and its charter, the Audit Committee, which formerly had primary responsibility for oversight of risk management, retained an oversight role in that area, including receiving reports from the internal auditor regarding risk governance, risk assessment and risk management, the adequacy of the company’s policies and compliance with legal and regulatory requirements. Pursuant to its charter, the Audit Committee also reviews employee complaints or material reports or inquiries received from regulators or government agencies and management’s responses; meets periodically with the company’s Chief Risk Officer to discuss any risk and compliance matters that may have a material effect on the company’s financial statements or internal controls; discusses any significant compliance issues raised in reports or inquiries received from regulators or government agencies; reviews periodic reports regarding the Compliance and Ethics Program on the effectiveness of that program; and discusses with the General Counsel pending and threatened claims that may have a material impact on the financial statements. The chair of the Audit Committee, Ms. Palmer, is currently also a member of the Executive & Risk Committee, which facilitates coordination between the Audit Committee and the Executive & Risk Committee relative to their respective risk oversight responsibilities. The Compensation Committee is chiefly responsible for compensation-related risks. The charter of the Committee requires the Committee to discuss and review the key business and other risks First Horizon faces and the relationship of those risks to certain compensation arrangements. Each of these committees also receives regular reports from management regarding the company’s risks and reports regularly to the full Board concerning risk.

Composition of Board Committees

The Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee are each composed of directors who are independent, as defined above under the heading “Independence and Categorical Standards” beginning on page 5. The current membership of each of the Board’s standing committees is set forth in the table below. Membership continued during the entire period from January 1, 2010 until the filing of this proxy statement unless otherwise indicated in the notes or text following the table.

Executive & Risk Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

James A. Haslam, III D. Bryan Jordan R. Brad Martin (chair) Vicki R. Palmer Michael D. Rose William B. Sansom	Robert B. Carter Mark A. Emkes Vicky B. Gregg[1] Vicki R. Palmer (chair) Luke Yancy III	Mark A. Emkes James A. Haslam, III R. Brad Martin Colin V. Reed (chair)	Robert B. Carter R. Brad Martin (chair) Colin V. Reed

1.	Ms. Gregg became a director on January 18, 2011, and her service on the Audit and Trust Committees commenced on that date.

Mr. Yancy also serves as chair of the Trust Committee, a standing committee of the Bank on which Ms. Gregg and Mr. Sansom also serve. John C. Compton, who was elected as a director by the Board on February 23, 2011, has not yet been appointed to any committees of the Board. Simon F. Cooper, who resigned as a director effective December 31, 2010, also served on the Audit and Trust Committees throughout 2010.

The Executive & Risk Committee

The Executive & Risk Committee was established by our Board of Directors and operates under a written charter, which was last amended in April 2010 as described below. The charter is currently available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary.

As a result of the Board’s comprehensive review during 2010 of the company’s risk management processes, the Board delegated primary responsibility for enterprise risk management oversight to the Credit Policy & Executive Committee, which was at the same time renamed as the Executive & Risk Committee to reflect the Committee’s new risk-related duties. In addition to the credit risk oversight responsibility and executive committee authority that the Committee already had, the Committee’s charter was revised to authorize and direct the Committee to assist the Board in its oversight of First Horizon’s enterprise risk management governance and processes. Additional information on the Committee’s risk-related duties is available under the heading “Board Leadership Structure and Role in Risk Oversight” beginning on page 8 above. In connection with its credit risk responsibilities, the Committee oversees First Horizon’s independent Credit Risk Assurance department.

As an executive committee, the Committee is authorized and empowered to exercise during the intervals between meetings of the Board all authority of the Board of Directors, except as prohibited by applicable law and provided that it may not approve acquisitions, divestitures or the entry into definitive agreements (not in the ordinary course of business) where the purchase or sale price or transaction amount exceeds $100 million. Also, no authority has been delegated to the Committee in its charter to approve any acquisition involving the issuance of our stock.

The Audit Committee

In General. The Audit Committee was established by our Board of Directors and operates under a written charter that was last amended and restated in April 2010 in connection with the Board’s comprehensive review of our risk management processes. The revisions to the charter reflected the transfer of primary responsibility for enterprise risk management oversight to the Executive & Risk Committee (as described in the previous section), clarified the role the Committee is required to play in risk management and compliance oversight by the NYSE listing standards and provided for reporting to the Committee on risk and compliance with laws and regulations by First Horizon’s internal auditor. The charter is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area, and a copy is attached to this proxy statement at Appendix A. Paper copies are available to shareholders upon request to the Corporate Secretary.

Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves independent, as that term is defined in the NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. In addition, the Board of Directors has determined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee’s Report is included below.

Audit Committee Financial Expert. The Board of Directors has determined that Vicki R. Palmer (chair of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with the Bank, where she was trained in and worked daily in evaluating financial statements of corporate customers in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company’s worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. (“CCE”) in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until January 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE’s $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management; and commercial and investment banking relationships. In 2004, she became Executive Vice President, Financial Services and Administration, responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. In this position she was a member of CCE’s Risk Committee, which was charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process. Ms. Palmer also served for over ten years on CCE’s Financial Reporting Committee, which reviewed the company’s financial statements and dealt periodically with accounting issues, and in her most recent position with CCE she supervised the treasurer who served on this committee. Ms. Palmer retired as a CCE officer on April 1, 2009. She is currently the President of The Palmer Group, LLC, a general consulting firm. She was a member of our Audit Committee from January 1995 to April 1999 and chaired the Committee from April 1996 to April 1999, and she returned to that Committee as chair in

April 2003. She is also a member of the audit committee of another public company, Haverty Furniture Companies Inc.

The Board of Directors also determined in 2006 that Colin V. Reed, who was a member of the Audit Committee until November 2008 but who is no longer serving on the Audit Committee, was an audit committee financial expert. Mr. Reed spent several years early in his career as assistant chief accountant and chief accountant, respectively, at a life insurance and investment banking company and a large hotel in England. He went on to spend eight years with Holiday Inns, initially as U.K. financial controller and ultimately as CFO for the company’s European, Middle East and African operations. He moved to the U.S. in the 1980s to assist with the leveraged recapitalization of that company that ended in the sale of Holiday Inns, the formation of Promus Companies and the subsequent split of Promus from Harrah’s Entertainment, Inc. Mr. Reed then became CFO and a member of the three person executive committee of Harrah’s. He currently serves as Chairman and CEO of Gaylord Entertainment Company. Mr. Reed is a fellow of the British Association of Hotel Accountants.

Both Ms. Palmer and Mr. Reed meet in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding members of the Committee who are not independent (if any) shall not be incorporated by reference into any such filings.

Audit Committee Report. The roles of the Audit Committee (“Committee”) are (1) to assist First Horizon’s Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of its financial statements, (c) its compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and internal audit function; and (2) to prepare this report to be included in First Horizon’s annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board in 2010. As set forth in the Committee’s charter, management of First Horizon is responsible for preparation, presentation and integrity of the Corporation’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out audits of the Corporation’s annual financial statements and effectiveness of internal control over financial reporting, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and certain other procedures.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications that were included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2010. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. [Statement on Auditing Standards No. 61 has been replaced by Statement on Auditing Standards No. 114, Communications with Those Charged with Governance.] Finally, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Horizon is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Ms. Palmer is an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K, none of the members of the Committee currently devotes specific attention to the narrower fields of auditing or accounting or is professionally engaged in the practice of auditing or accounting, nor are they performing the functions of auditors or accountants, nor are they experts in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of First Horizon’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that First Horizon’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the SEC.

Submitted by the Audit Committee of our Board of Directors.

Audit Committee

Vicki R. Palmer, Chair Robert B. Carter Mark A. Emkes Vicky B. Gregg Luke Yancy III

The Nominating & Corporate Governance Committee

In General. The Nominating & Corporate Governance Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended in January 2009 to delete a reference to the classified board. The purposes of the Nominating & Corporate Governance Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

Nominations of Directors; Consideration of Diversity in Identifying Director Nominees. With respect to the nominating process, the Nominating & Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals whose potential membership on the Board could be explored in greater depth. The Committee recommends new nominees for the position of independent director based on the following criteria:

•	Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

•	Current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business.

•	Diversity of viewpoints, background, experience and other demographics.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

The Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Corporation and the composition of the Board of Directors.

As described above and set forth in our Corporate Governance Guidelines, diversity, broadly defined to mean diversity of viewpoints, background, experience and other demographics, is one criterion on which the Committee bases its recommendations of new nominees for director positions. The inclusion of diversity in the listed criteria for director nominees reflects the Board’s belief that diversity, broadly defined, is important to the effective functioning of the Board. More generally, our Board-adopted Code of Business Conduct and Ethics reflects First Horizon’s firm commitment to non-discrimination and equal opportunity for employees, customers and suppliers and to treatment of everyone without discrimination or harassment based on race, color, religion, sex, sexual orientation, gender identity, national origin, age, veteran status or disability. However, neither the Committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director nominees.

Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman of the Board, the Chief Executive Officer and/or other directors as the Committee determines will enter into a discussion with that nominee.

Shareholder Recommendations of Director Nominees. The Nominating & Corporate Governance Committee will consider individuals recommended by shareholders as director nominees, and any such individual is given appropriate consideration in the same manner as individuals recommended by the Committee. Shareholders who wish to submit individuals for consideration by the Nominating & Corporate Governance Committee as director nominees may do so by submitting, in compliance with the procedures and along with the other information required by our Bylaws (as described below), a notice in writing that gives such individuals’ names to the chair of the Nominating & Corporate Governance Committee, in care of the Corporate Secretary. Our Bylaws require that to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting. However, if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, a notice by a shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. A shareholder’s notice must state:

•

the name, age, business address and residence address of the person whom the shareholder proposes to nominate; the principal occupation or employment of such person; the class and number of shares of the Corporation that are beneficially owned by such person on the date of the notice;

•

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name and address, as they appear on our books, of the shareholder giving the notice and any other shareholders known by such shareholder to be supporting the proposed nominee; and

•

the class and number of shares of our stock which are beneficially owned by the shareholder giving the notice on the date of the notice and by any other shareholders known by the shareholder giving the notice to be supporting the proposed nominee on the date of such shareholder’s notice.

The Compensation Committee

In General. The Compensation Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area and that is also attached to this proxy statement at Appendix B. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended and restated by the Board of Directors in July 2010 to clarify the Committee’s responsibilities with respect to the appointment and performance evaluation of executive officers and to provide that the Committee’s risk assessment of our incentive compensation arrangements should be conducted with respect to all incentive-eligible employees rather than only to senior executive officers.

The purposes of the Compensation Committee are (1) to discharge the Board’s responsibilities relating to the compensation of our executive officers, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth below], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee’s charter.

Most of our executive compensation plans specify that they will be administered by a committee. The Committee’s charter provides that the Committee will administer plan-committee functions under our various executive-level compensation plans. Under the charter, at least two members of the Committee must be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Many of our plans have similar provisions concerning their respective plan committees. The charter stipulates that if a Committee member is disqualified under one or the other of those tests, then that member must recuse him- or herself from participating in decisions impacted by the relevant test. In that situation, the remaining members would constitute the Committee for that action. On occasion, in connection with a specific action, a Committee member may feel that his or her qualification under one of those tests may be in doubt for some reason; in that case, the member may elect recusal to avoid any risk of possible disqualification.

Processes and Procedures Regarding Executive and Director Compensation. The charter of the Compensation Committee provides that the Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation and to fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers. The Committee also has the authority, pursuant to its charter, to make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers, and to make recommendations to the Board concerning director compensation. The Committee’s charter also assigns to the Committee the duty to meet periodically with the Corporation’s senior risk officers to discuss and review the key business and other risks the Corporation faces and the relationship of those risks, along with the Corporation’s risk management policies and practices, to the incentive compensation arrangements applicable to the incentive-eligible employees in order to be able to provide reasonable assurance that such arrangements do not encourage such employees to take unnecessary and excessive risks that threaten the value of the Corporation. The charter also provides that the Committee will oversee the Corporation’s compliance with the provisions of all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to the compensation of the Corporation’s executive officers. For additional information on the risk assessments carried out by the Committee during 2010, see the Compensation Committee Report beginning on page 16 of this proxy statement. The Committee may not delegate any of the authority described in this paragraph related to executive and director compensation to any other persons. In 2010, the Committee met six times (and took action by written consent once) for the principal purposes of executing its responsibilities under the Committee’s charter. Every meeting was concluded with an executive session during which management was not present.

The Committee generally conducts a review of the Corporation’s director compensation program once every three years. The last comprehensive review took place during 2009. Director compensation is reviewed and considered by management and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. In general, management uses a consultant in formulating many of its recommendations, both for advice in designing director compensation and as a source of peer-company data. (Additional information on the use of consultants in compensation matters is provided below.) Management also prepares various presentations, analyses, and other tools for the Committee to use in considering director compensation decisions. The outcome of the 2009 review process was a finding that the current director compensation program is appropriate and competitive. No changes were made at that time; however, the Committee recommended and the Board approved a revision to the director equity grant process in October 2010.

The Committee generally determines the CEO’s salary on an annual basis in executive session independent of management. That determination is based on a review of the CEO’s personal plan results for the prior year, along with peer CEO salary data provided by management’s compensation consultant as well as input from the Committee’s compensation consultant. The CEO is not involved in the determination of his own salary.

Our CEO recommends to the Committee salary levels for the executive officers other than himself. Other compensation matters (bonus, equity awards, etc.) involving executives are considered and reviewed by management, including the CEO, and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. Management uses a consultant in formulating many of its recommendations, both for advice and as a source of peer-company data. Management also prepares various presentations, analyses, forecasts, and other tools for the Committee to use in considering compensation decisions during the year. The Committee’s consultant reviews all proposals and makes recommendations to the Committee.

Management monitors and considers new or modified benefit programs used by other companies, or needed within our company, to attract and retain key employees. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees these management processes. New benefit plans, or significant amendments to existing plans, typically are approved by the full Board based on recommendations from the Committee. Enrollment and other administrative actions associated with the benefit plans are handled mainly through third party vendors in accordance with the terms in the Board-approved plans. If executive-level exceptions are required for administration of the plans, such as approval of an early retirement, management generally reviews the facts of the situation and provides a recommendation to the Committee for approval.

Management uses national compensation consulting firms to provide advice with respect to executive and director compensation matters. Management also uses a number of other specialist firms to provide data relevant to specific needs such as funding for nonqualified deferred compensation and any special compensation arrangements that are unique to specific business units such as the capital markets industry. The consultants provide competitive data/trends, keep management informed of best practices and work with management to develop programs that permit the Corporation to attract and retain the talent needed. In 2010, management engaged McLagan as its primary advisor for executive and director compensation matters. Among other things, management directed McLagan to provide objective advice to management, the Committee and the Board on executive and director compensation, to provide expertise in executive and director compensation design, market practices in our industry and data to support recommendations, and to ensure timely reports to management and the Committee on all critical accounting, tax, securities law and market developments and trends relating to executive and director compensation. In addition, management engages nationally-recognized law firms as appropriate to provide advice on compliance with new laws, administration of stock plans, and design of severance agreements.

In 2010, the Compensation Committee continued its engagement of Frederic W. Cook & Co., Inc. to provide it with independent analysis and advice on all compensation-related matters. Among other things, the independent consultant assists the Committee in its reviews of compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising the Committee on best practices and ideas for board governance of executive compensation. The Cook firm was specifically directed to undertake no work on behalf of management except at the request of the Committee chair on behalf of the Committee, and the firm has no other relationships with the Corporation or management.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Report. The Compensation Committee of our Board of Directors has reviewed and discussed with management, among other things, the section of this proxy statement captioned “Compensation Discussion and Analysis” beginning on page 30. Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

For most of 2010 the Corporation was a participant in the Capital Purchase Program within the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”) authorized under the Emergency Economic Stabilization Act of 2008, as amended. As required by the TARP rules, the Committee met in February and July 2010 with senior risk, credit, human resources, and legal officers to review and assess all compensation plans of the Corporation in relation to the risks facing the Corporation. The reviews included all plans, programs, and arrangements (collectively referred to as “plans”) involving two or more employees, regardless of rank and regardless of the dollars involved, consisting of 118 plans at the time of the February meeting and 114 plans in July.

Each review had these broad objectives: (a) ensuring that plans do not encourage senior executive officers or other employees to take unnecessary and excessive risks that threaten the value of the Corporation; (b) limiting any unnecessary risks that the plans pose to the Corporation; and (c) eliminating any features of plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee. In addition, the risk assessment process was guided by seven principles:

(i)

Short-term incentives are an appropriate part of a total compensation strategy, especially when they reward achievement of short-term tactical objectives that are considered consistent with and contribute towards achievement of long-term objectives.

(ii)	Plans should encourage long-term performance and long-term value creation.

(iii)	A holistic approach should be taken, in addition to a review of each plan, in order to better assess whether the risk-taking behaviors being motivated, on balance, are excessive or unnecessary.

(iv)	Controls and mitigating features and factors that in practice are related to plans or plan performance should be identified and assessed, whether or not they are technically written into the plans.

(v)	Exacerbating features and factors that in practice are related to plans or plan performance should be identified and assessed, whether or not they are technically written into the plans.

(vi)	Identify and assess groups of features or plans that amplify each other, or otherwise interact, in unexpected or inappropriate ways.

(vii)

Any departments or other groups of employees that are part of the control or mitigation framework for those plans that are significant (in terms of risk to the company) should have their compensation structures, especially incentives, viewed with a special consideration of their roles in managing or controlling risk.

Each plan was assigned an inherent risk rating (high, medium, or low). The inherent risk rating reflects an assessment of the magnitude of risk to which the plan exposes the Corporation, before taking into consideration controls and other factors that are external to the plan itself. Although all risks were considered, three risk types are especially relevant to incentive plans: compliance risk; inappropriate business risk; and financial reporting risk. Compliance risk arises if an employee, in an effort to obtain or increase an incentive payment, violates legal rules or company policies. Inappropriate business risk arises if incentives encourage personnel to engage in business-generating activities the risks of which are not priced into the Corporation’s products and services or for other reasons are not appropriate for the Corporation. Financial reporting risk arises if incentives are based on reported financial results; absent adequate controls, such incentives could encourage manipulation or other corruption of the financial reporting process, either by deliberate fraud or unconscious bias.

The review process then examined the controls and other mitigating factors that affect how each plan’s inherent risks are managed or controlled, and also examined other factors that would bear upon an assessment of the real-world risks to which the plan could expose us. A residual risk rating was assigned to each plan as a result of this analysis.

The following are key findings and results of the 2010 reviews:

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Nearly all the plans fell into the low inherent risk category. The reasons for that rating varied with the plan, but the most common reasons fall into these groups: the plan is not an incentive plan; the activities encouraged expose us to little or no risk; and, the total amount of compensation expense is very low or the scope of the plan is limited to low risk areas.

•

The plans with medium or high inherent risk ratings were the Capital Markets bonus and sales commission plans, the 2002 Management Incentive Plan (or MIP, which is an annual cash bonus plan for executives), and the active equity awards plans.

•	The residual risk rating of all plans, after considering controls and other factors, was low risk.

—

The residual risk of the Capital Markets plans is low primarily due to a number of risk management controls which are in place in that division. Those controls include, among others: divisional underwriting and similar controls are in place to control transactional risks; divisional controls and processes are in place to promote accurate record-keeping; a risk manager reporting to our corporate chief risk officer is embedded in the division; division transactions are reviewed and processed daily by an operations group separate from affected personnel and by a compliance team located in the division; and major divisional business decisions, including those that can have a substantial impact on the transactions that drive compensation, must be approved at the corporate level.

—

The MIP and the equity plans have a low residual risk primarily due to various financial reporting and other risk management controls that are in place throughout our company. Those controls include, among others: our accounting processes; internal and external audit functions; our internal control over financial reporting processes; and our disclosure control processes. These latter two controls involve key business line officers throughout our company in addition to accounting, finance, and legal professionals.

•	In all cases, the Committee judged the residual risks to be acceptable and appropriate in relation to the benefits to the Corporation from having the plans.

Based on the foregoing, the Compensation Committee certifies that:

(1)

It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

(3)

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

In June 2010 financial industry regulators adopted new incentive compensation risk management principles. Using experience under the TARP rules, during the year management developed a risk management process to apply those new principles to the Corporation’s incentive plans. By year-end that process had been applied on a trial basis to a limited number of plans, including certain Capital Markets plans. It is expected that in 2011 all plans with material inherent risk and covered by the new regulatory principles will be integrated into that new risk management process.

Compensation Committee

Colin V. Reed, Chair Mark A. Emkes James A. Haslam, III R. Brad Martin

Compensation Committee Interlocks and Insider Participation

Messrs. Emkes, Haslam, Martin, and Reed, all non-employee directors, served as members of the Board of Director’s Compensation Committee during all of 2010. No other directors served on the Compensation Committee during 2010. Refer to the table in “Corporate Governance and Board Matters—Composition of Board Committees” above for additional committee information. No interlocking relationships existed with respect to any of the members of the Committee.

Board and Committee Meeting Attendance

During 2010, the Board of Directors held six meetings (four of which took place over a period of two days each) and took action by written consent three times. The Compensation Committee held six meetings and took action by written consent once. The Nominating & Corporate Governance Committee held five meetings, the Audit Committee held eight meetings and the Executive & Risk Committee held eight meetings. The average attendance at Board and committee meetings exceeded 95 percent. No director who served on our Board during 2010 attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served. As set forth in our Corporate Governance Guidelines, our directors are expected to make every effort to attend every meeting of First Horizon’s shareholders. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, except for one director in 2004.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board and its committees, our Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present. During 2010, the non-management directors met four times in executive session of the Board. Our Corporate Governance Guidelines also provide that if any non-management directors are not independent under NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. During 2010, our independent, non-management directors met in executive session four times. The lead director, currently Mr. Martin, presides at the executive sessions of the Board.

Communication with the Board of Directors

A shareholder who desires to communicate with the Board of Directors on matters other than director nominations should submit his or her communication in writing to the lead director, c/o Corporate Secretary, First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103, and identify himself or herself as a shareholder. The Corporate Secretary will forward all communications to the lead director for a determination as to how to proceed. Other interested parties desiring to communicate with the Board of Directors should submit their communications in the same manner.

Procedures for the Approval, Monitoring, and Ratification of Related Party Transactions

The Audit Committee of the Board has adopted procedures for the approval, monitoring, and ratification of transactions between First Horizon, on the one hand, and our directors, executive officers or 5% shareholders, their immediate family members, their affiliated entities and their immediate family members’ affiliated entities, on the other hand. A copy of our procedures is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Our procedures require management to submit any proposed “related party transaction” (defined as a transaction that is required to be disclosed in our proxy statement pursuant to the requirements of Item 404(a) of Regulation S-K promulgated by the SEC) or amendment to an existing related party transaction to the Audit Committee for approval or ratification. In some cases, the matter may be determined by the chair of the Audit Committee. In considering whether to approve a given transaction, the Audit Committee (or chair) must consider:

•	whether the terms of the related party transaction are fair to First Horizon and on terms at least as favorable as would apply if the other party was not, or did not have an affiliation with, a director or executive officer of First Horizon;

•	whether First Horizon is currently engaged in other related party transactions with the related party at issue or other related parties of the same director or executive officer;

•	whether there are demonstrable business reasons for First Horizon to enter into the related party transaction;

•	whether the related party transaction would impair the independence of a director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of First Horizon, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

The Corporation, the Bank and the subsidiaries of each, as applicable, have entered into lending transactions and/or other banking or financial services transactions in the ordinary course of business with our executive officers, directors, nominees, their immediately family members and affiliated entities, and the persons of which we are aware that beneficially own more than 5 percent of our common stock, and we expect to have such transactions in the future. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectibility or present other unfavorable features.

STOCK OWNERSHIP INFORMATION

As of December 31, 2010, there were 7,097 shareholders of record of our common stock. To our knowledge, there were three persons who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock as of December 31, 2010. Certain information concerning beneficial ownership of our common stock by those persons as of December 31, 2010 is set forth in the following table:

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class
The Guardian Life Insurance Company of America	21,504,530	8.2%
T. Rowe Price Associates, Inc.	20,089,183	7.7%
Marsico Capital Management, LLC	16,944,377	6.4%

*	Addresses appear in the text below.

The information in the table above with respect to The Guardian Life Insurance Company of America is based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2011 jointly by The Guardian Life Insurance Company of America and its subsidiaries, Guardian Investor Services LLC and RS Investment Management Co. LLC, 7 Hanover Square, New York, NY 10004 (collectively, “Guardian”). According to this Schedule 13G, Guardian has shared voting power and shared dispositive power with respect to all 21,504,530 shares of our common stock that it beneficially owns.

The information in the table above with respect to T. Rowe Price Associates, Inc. (“TRP”) is based on information set forth in Amendment No. 1 to Schedule 13G, filed with the Securities and Exchange Commission on February 10, 2011 by TRP, 100 E. Pratt Street, Baltimore, Maryland 21202. According to this document, TRP has sole voting power with respect to 3,635,882 shares of our common stock and sole dispositive power with respect to 20,089,183 shares of our common stock.

The information in the table above with respect to Marsico Capital Management, LLC (“Marsico”) is based on information set forth in Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011 by Marsico, 1200 17th Street, Suite 1600, Denver, Colorado 80202. According to this Schedule 13G, Marsico has sole voting power with respect to 16,506,143 shares of our common stock and sole dispositive power with respect to 16,944,377 shares of our common stock.

The table below sets forth certain information concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and the directors and executive officers as a group. The information in the table is as of December 31, 2010 except as otherwise noted in the notes to the table.

Security Ownership of Management

Name of Beneficial Owner	Shares Beneficially Owned(1)(6)
Charles G. Burkett	389,443	(4)
Robert B. Carter	12,981	(3)
John C. Compton	10,000	(3)
Simon F. Cooper	9,762	(3)
Mark A. Emkes	11,662	(3)
Vicky B. Gregg	2,270	(3)
Frank J. Gusmus Jr.(2)	280,265	(4)
James A. Haslam, III(7)	142,964	(3)
D. Bryan Jordan	714,173	(4)
William C. Losch, III	49,790	(4)
R. Brad Martin(5)	540,721	(3)
Vicki R. Palmer	98,727	(3)
Colin V. Reed	65,624	(3)
Michael D. Rose	251,897	(3)
William B. Sansom	139,165	(3)
Charles T. Tuggle, Jr.	106,587	(4)
Luke Yancy III	24,184	(3)
Directors and Executive Officers as a Group (20 persons)	3,336,808	(4)

(1)	The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (3) and (4).

We began paying quarterly dividends in common stock, rather than cash, in October of 2008. Our financial statements show outstanding shares and related information at December 31, 2010 on a basis adjusted for the ten quarterly stock dividends paid since October 2008, including the stock dividend paid on January 1, 2011. To be consistent, information in this table has been adjusted in the same manner. The numbers of shares covered by stock options reported in the table have been adjusted proportionately to reflect the estimated economic effects of dividends paid in common stock since October 1, 2008. For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(2)

The share balance for Mr. Gusmus does not include 37,789 shares deferred prior to January 2005 under our stock option program and our restricted stock incentive plan, which at that time permitted participants to defer receipt of shares upon the exercise of options and receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards, respectively. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3)

Includes the following shares of restricted stock with respect to which the non-employee director possesses sole voting power, but no investment power: Mr. Carter—0; Mr. Compton—0; Mr. Cooper—0; Mr. Emkes—0; Ms. Gregg—0; Mr. Haslam—717; Mr. Martin—2,877; Ms. Palmer—2,877; Mr. Reed—5,762; Mr. Rose—0; Mr. Sansom—0; and Mr. Yancy—1,444. Includes the following shares as to which the named non-employee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested or will have vested within 60 days of December 31, 2010: Mr. Carter—0; Mr. Compton—0; Mr. Cooper—0; Mr. Emkes—0; Ms. Gregg—261; Mr. Haslam—56,634; Mr. Martin—46,996; Ms. Palmer—88,177; Mr. Reed—0; Mr. Rose—99,187; Mr. Sansom—106,021; and Mr. Yancy—12,726. Also includes, for each of Messrs. Emkes and Haslam and Ms. Gregg only, 3,398, 2,548 and 909 shares as to which each of those directors acquired beneficial ownership through the vesting within 60 days of December 31, 2010 of restricted stock units granted as part of their director compensation. For additional information, see the section titled “Director Compensation” beginning on page 61 of this proxy statement. Ms. Gregg and Mr. Compton joined our Board on January 18, 2011 and February 23, 2011, respectively, and their beneficial ownership is listed as of those respective dates.

(4)

Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Burkett—186,643; Mr. Gusmus—215,924; Mr. Jordan—419,681; Mr. Losch—49,112; Mr. Tuggle—79,763; and the director and executive officer group—1,178,134. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership through the exercise of stock options granted under our stock option plans, all of which are 100% vested or will have vested within 60 days of December 31, 2010: Mr. Burkett—107,387; Mr. Gusmus—31,153; Mr. Jordan—216,807; Mr. Losch–0; Mr. Tuggle—17,170; and the director and executive officer group—923,030. Also includes shares held at December 31, 2010 in 401(k) Savings Plan accounts. Director and executive officer group totals include all of our directors and executive officers as of the date of this proxy statement. Michael E. Kisber became an executive officer on January 1, 2011, and his beneficial ownership as of that date is included in the group totals. The group totals include Ms. Gregg and Mr. Compton but do not include named executive officers and directors listed in the above table who were not executive officers or directors, as applicable, as of the date of this proxy statement (Messrs. Cooper and Gusmus).

(5)	The number of shares for Mr. Martin includes 47,160 shares held by the R. Brad Martin Family Foundation.

(6)

No current individual director, nominee or executive officer beneficially owns more than one percent (1%) of our common stock that is outstanding. The director and executive officer group owns 1.27% of our common stock outstanding.

(7)	The number of shares for Mr. Haslam includes 64,845 shares pledged as security on a loan.

VOTE ITEM NO. 1—ELECTION OF DIRECTORS

Prior to the 2008 annual meeting, the Board of Directors was divided into three classes. At the 2008 annual meeting, the shareholders voted to amend our Charter to eliminate the classified board and decrease the term of office of each director from three years to one year; however, these changes did not shorten the term of any incumbent director. The transition to a declassified board is now complete, and the Board of Directors is proposing for election all twelve of our current directors: Messrs. Carter, Compton, Emkes, Haslam, Jordan, Martin, Reed, Rose, Sansom and Yancy and Mmes. Gregg and Palmer, at the 2011 annual meeting, to hold office until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified. Ms. Gregg and Mr. Compton were elected by the Board of Directors in January and February 2011, respectively, and each was recommended as a nominee for a position on our Board by a non-management director. If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as directed by the Board, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

The Board and the Nominating & Corporate Governance Committee regularly assess the composition of the Board as a whole and the contributions of each director. The Nominating & Corporate Governance Committee’s charter assigns to that Committee the duty to identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business; diversity of viewpoints, background, experience and other demographics; ability and willingness to commit adequate time to Board and committee matters; and the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

In addition, at each of its regularly scheduled meetings, the Nominating & Corporate Governance Committee reviews the composition of the Board as a whole, considering the mix of skills and experience that directors bring to the Board, and evaluates Board composition in light of the company’s then-current business needs as well as applicable legal, regulatory and NYSE requirements. Among the areas considered by the Committee are each director’s independence under the NYSE listing standards; experience, including experience as a public company officer or director; primary area of business expertise; geographical markets experience; and projected retirement date. In accordance with the requirements of the National Bank Act and the Corporation’s renewed focus on its core banking franchise in Tennessee, the Committee also considers the proportion of directors who reside in Tennessee (or within 100 miles of Memphis). In light of this review, the Committee assesses whether the Board has the necessary tools to perform its oversight functions effectively and recommends, as appropriate, new nominees for consideration by the Board. The Board, with oversight provided by the Committee, also conducts an annual self-evaluation that includes an evaluation of whether Board members have the right expertise, background and skills to be effective and responsive to their duties and responsibilities.

The Nominating & Corporate Governance Committee also conducts annual individual director evaluations. To facilitate these evaluations, the Board has adopted a Statement of Expectations of Directors. The Statement of Expectations contains specific activities and conduct each director should engage in or adhere to and includes consideration of each director’s background, expertise and skills. The Statement of Expectations is provided to each new director at the time of orientation and to all directors once a year. Each year, the Nominating and Corporate Governance Committee conducts evaluations against the Statement of Expectations of the performance of each director prior to determining whether to recommend him or her to the Board for renomination.

Set forth below are the particular experiences, qualifications, attributes or skills that led the Board to conclude that each nominee and incumbent director should serve as a director of First Horizon, as well as the age, current principal occupation (which has continued for at least five years unless otherwise indicated), name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies (including those held within the last five years but not currently held), and year first elected to our Board. All of our directors are also directors of the Bank. Director committee appointments are disclosed in a table on page 9 in the “Corporate Governance and Board Matters—Composition of Board Committees” section of this proxy statement above.

NOMINEES FOR DIRECTOR
Term Expiring at 2012 Annual Meeting

ROBERT B. CARTER (51) is Executive Vice President—FedEx Information Services and Chief Information Officer of FedEx Corporation, a provider of transportation, e-commerce and business services. He was Executive Vice President and Chief Information Officer of FedEx from June 2000 to January 2007. Mr. Carter serves as a director of one other public company, Saks Incorporated. He was elected as a director of First Horizon in 2007. Mr. Carter is independent under the NYSE listing standards. He has extensive experience in the field of information technology and, in his current position as FedEx’s CIO, has the experience of serving as a public company executive officer. His service on the Human Resources and Compensation and Corporate Governance Committees of Saks has enhanced his knowledge of the governance of public companies and the compensation of their executive officers. He also serves on the board of a non-profit organization.

JOHN C. COMPTON (49) is Chief Executive Officer of PepsiCo Americas Foods (PAF), a division of PepsiCo, Inc., a global food, snack and beverage company. PAF has a food and snack portfolio including Frito-Lay North America, Quaker Foods and PepsiCo’s Latin American food businesses. In addition, Mr. Compton has responsibility for PepsiCo’s Power of One Retail Sales teams. Mr. Compton has been CEO of PAF since November 2007. From March 2005 until September 2006, he was President and CEO of Quaker, Tropicana, Gatorade, and from September 2006 until November 2007, he was CEO of PepsiCo North America. Mr. Compton was elected as a director of First Horizon by the Board of Directors in February 2011. He is independent under the NYSE listing standards. Mr. Compton has extensive experience in sales, marketing, operations and general management as well as experience with the various matters, including finance and accounting, employee matters, mergers and acquisition, risk assessment, civic affairs and government relations, associated with being the CEO of a large division of a public company. Mr. Compton served on the board of directors of the Pepsi Bottling Group from March 2008 until the company’s merger with PepsiCo in 2010. Pepsi Bottling Group was a public company prior to the merger. He is PepsiCo’s Executive Sponsor for both the Ethnic Advisory Boards and the North American Women’s Networks.

MARK A. EMKES (58) was appointed the Commissioner of the Department of Finance and Administration of the State of Tennessee in January 2011. Prior to his service as Commissioner, he served as the Chairman, Chief Executive Officer and President of Bridgestone Americas, Inc. and as a director of its parent company, Tokyo-based Bridgestone Corporation, a worldwide tire and rubber manufacturer (“Bridgestone”). Mr. Emkes is a director of two other public companies, Clarcor Inc. and Greif, Inc., and was elected as a director of First Horizon in 2008. Mr. Emkes is independent under the NYSE listing standards. His past positions with Bridgestone gave him wide-ranging experience in retailing, wholesaling and manufacturing as well as experience with the various matters, including finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations, associated with being the CEO of a large subsidiary of a public company. He serves on Greif’s Compensation Committee and Clarcor’s Compensation and Director Affairs/Corporate Governance Committees, and that service has enhanced his knowledge of public company executive compensation and governance matters. As a resident of Nashville, his knowledge of the Nashville market fits well with our strategy of refocusing on our core banking franchise in Tennessee. He also serves on the boards of several non-profit and trade organizations.

VICKY B. GREGG (56) became Chief Executive Officer of BlueCross BlueShield of Tennessee (“BCBST”), a not-for-profit organization that, together with its subsidiaries, provides a comprehensive range of group and individual health insurance plans, products and services, in February 2003. She has also been a director of BCBST since 2003. Before becoming Chief Executive Officer, Ms. Gregg served as BCBST’s President and Chief Operating Officer, overseeing all aspects of the company’s day-to-day operations. She has been a director of First Horizon since January 2011, when she was elected to the position by First Horizon’s Board of Directors. Ms. Gregg is independent under the NYSE listing standards. Ms. Gregg has a diverse health care background that includes clinical care, hospital administration, long term care, and healthcare benefits and financing. She served as President and CEO of Volunteer State Health Plan, a subsidiary of BCBST and one of the largest Medicaid health maintenance organizations in the country. Prior to joining BCBST, Ms. Gregg served as a Regional Vice President, Humana in Kentucky and Ohio. Her many years of executive experience in the health care industry have provided her with expertise in health care and health care finance and extensive experience in the matters involved in running a large company, including finance and accounting, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. She also serves on the boards of numerous other non-profit and trade organizations and in the past has also served on several appointed commissions, including the Governor’s Roundtable.

JAMES A. HASLAM, III (57) is Chief Executive Officer and President of Pilot Travel Centers, LLC, Knoxville, Tennessee, a national operator of travel centers, and he is CEO of Pilot Corporation. Mr. Haslam is a director of one other public company, Ruby Tuesday, Inc. He has also served as a director of Dillards, Inc. within the last five years although he is not serving in that position currently. Mr. Haslam has been a director since 1996. He is independent under the NYSE listing standards, and his many years as the CEO of Pilot have provided him with expertise in retailing and extensive experience in the matters involved in running a large company, including finance and accounting, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. In addition, his service on the boards of Dillards and Ruby Tuesday (including on the compensation and/or nominating/governance committees of the two companies) has given him experience in matters affecting public companies specifically. He also serves on the board of several non-profit organizations.

D. BRYAN JORDAN (49) became the President and Chief Executive Officer and a director of First Horizon and the Bank on September 1, 2008. From May 1, 2007 to September 1, 2008, Mr. Jordan was the Chief Financial Officer of First Horizon and the Bank, and from 2000 to May 1, 2007, he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Senior Executive Vice President and Chief Financial Officer. Prior to 2000, he held various finance and accounting related positions at Wachovia Corporation. He has extensive experience in the banking and financial services industry and in the governance and other matters affecting public companies as well as expertise in finance and accounting. He also serves on the board of several non-profit organizations.

R. BRAD MARTIN (59) is the Chairman of RBM Venture Company, Memphis, Tennessee, a family office. He retired as Chairman of the Board of Saks Incorporated, Birmingham, Alabama, a retail merchandising company, in May 2007. Prior to January 2007, Mr. Martin was Chairman of the Board and Chief Executive Officer of Saks Incorporated, a position he had held at Saks or its predecessor companies since 1989. Mr. Martin is a director of three other public companies, Dillards, Inc., lululemon athletica inc. and Ruby Tuesday, Inc. He has also held directorships at Gaylord Entertainment Company and Harrah’s Entertainment, Inc. within the last five years although he is not serving in those positions currently. He has been a director of First Horizon since 1994. Mr. Martin is independent under the NYSE listing standards. He has expertise in retailing as well as the experiences typically associated with serving as a CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He has served on the audit, compensation and/or nominating and corporate governance committees of several other public companies, further adding to his experience with the business and affairs of public companies. He also serves on the board of several non-profit organizations.

VICKI R. PALMER (57) is the President of The Palmer Group, LLC, Atlanta, Georgia, a general consulting firm. Between February 2004 and April 2009, she served as Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. (“CCE”), Atlanta, Georgia, a bottler of soft drink products. Ms. Palmer is a director of one other public company, Haverty Furniture Companies, Inc. She has been a director since 1993. Ms. Palmer is independent under the NYSE listing standards and is an audit committee financial expert as defined in Item 407(d)(5) of SEC Regulation S-K. Additional information about the background and experiences that qualify her as an audit committee financial expert is provided under the heading “Audit Committee Financial Expert” beginning on page 10 of this proxy statement. Ms. Palmer also has experience with public company governance and financial matters, having served on the audit and governance committees at Haverty Furniture, where she has been a director since 2001. She also serves on the board of several non-profit organizations.

COLIN V. REED (63) is the Chairman of the Board and Chief Executive Officer of Gaylord Entertainment Company, Nashville, Tennessee, a diversified hospitality and entertainment company. Mr. Reed was elected Chairman of the Board in May 2005 and Chief Executive Officer in May 2001. Mr. Reed is a director of one other public company, Gaylord Entertainment Company. He has also served in the past as a director of another public company. He has been a director since 2006. Mr. Reed is independent under the NYSE listing standards, and the Board determined that he is an audit committee financial expert as defined in Item 407(d)(5) of SEC Regulation S-K, although he is not currently serving on our Audit Committee. Additional information about the background and experiences that qualify Mr. Reed as an audit committee financial expert is provided under the heading “Audit Committee Financial Expert” beginning on page 10 of this proxy statement. Mr. Reed has expertise in retailing as well as the experiences typically associated with serving as a CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations.

MICHAEL D. ROSE (69) was elected the Chairman of the Board of First Horizon and the Bank by the Board in January 2007. As of April 20, 2009, the Board adopted amendments to First Horizon’s Bylaws that made the position of Chairman of the Board a non-officer position. Previously, that position was an officer position. He served as Chairman of Gaylord Entertainment Company from April 2001 to May 2005. Mr. Rose is currently a director of three other public companies, Gaylord Entertainment Company, Darden Restaurants, Inc., and General Mills, Inc. He has also served in the past as a director of other public companies. Mr. Rose has been a director of First Horizon since 1984. In the past, Mr. Rose has also served as Chairman of the Board of Promus Hotel Corporation and Harrah’s Entertainment, Inc. and as Chairman and Chief Executive Officer of their predecessors. He has expertise in retailing and extensive experience on matters affecting public companies, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He has chaired the audit and compensation committees of several public companies and served on the executive, nominating and finance committees of several companies. In addition, he has served as lead director or non-executive chairman of several public companies, further adding to his experience with the business and affairs of public companies. Mr. Rose has also served on the board of several non-profit organizations.

WILLIAM B. SANSOM (69) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a wholesale food distribution firm serving the Southeast and Midwest. He is a director of three other public companies, Astec Industries, Inc., Mid-America Apartment Communities, Inc. and the Tennessee Valley Authority. He also served within the last five years as the Chairman of the Tennessee Valley Authority board and as a director of Martin Marietta Materials Inc., although he is not serving in those positions currently. Mr. Sansom has been a director of First Horizon since 1984. He is independent under the NYSE listing standards. Mr. Sansom has expertise in wholesaling and extensive experience in the matters involved in running a large company, including finance and accounting, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He also has 16 years of experience in the road building and construction business. His years of service on the boards of the companies listed above (including as Chairman of TVA and on the compensation, nominating/governance and/or audit committees of the various companies listed) have given him experience in matters affecting public companies specifically. He is also currently serving on a board of a nonprofit organization and has served previously on many non-profit boards, including three university boards.

LUKE YANCY III (61) is President and Chief Executive Officer of Mid-South Minority Business Council, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Prior to June 2000, Mr. Yancy was President, West Region, of AmSouth Bank and, prior to its acquisition by AmSouth in 1999, First American Bank. Mr. Yancy has been a director since 2001. He is independent under the NYSE listing standards. As CEO of Mid-South Minority Business Council, Mr. Yancy possesses extensive knowledge of the mid-south community, which lies within the footprint of our regional banking franchise. He is a board member of several non-profit organizations, including the Memphis Regional Chamber of Commerce, LeMoyne Owen College, the Memphis Sports Development Corporation, and Methodist Healthcare and has wide-ranging ties in the mid-south community.

The Board of Directors unanimously recommends that the shareholders vote for the election of all director nominees as described in Item No. 1.

VOTE ITEM NO. 2—ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

Despite the challenging environment, First Horizon returned to profitability in the second quarter of 2010, successfully raised new capital, repaid the government TARP preferred stock investment in full, and continued to make other significant strategic progress, laying a foundation for our businesses when the economy does recover. In addition, early in 2011 we declared a quarterly cash dividend after a two-year hiatus. Over the course of 2010, we continued to make significant strides in winding down our out-of-market national lending business and portfolios, reducing our balance sheet and risk profile, improving our efficiency ratio, making it easier for customers to do business with us, hiring talented employees, and investing in the infrastructure of our core banking business to prepare for future growth. Our strategy in 2010 and going forward focuses on our regional banking and capital markets businesses.

Achieving our strategic objectives is dependent on the attraction and retention of key employees. First Horizon seeks to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company. The company’s compensation policies and philosophies are designed to align the interests of our employees with the interests of our shareholders in attaining the company’s business objectives, performance goals, and shareholder value. In 2010, the key elements of compensation paid to our executive officers named in the Summary Compensation Table of this proxy statement were as follows, with most of the compensation directly tied to our stock price:

•	Cash base salaries frozen at pre-2010 levels (no cash salary increases),

•	Salary paid in salary stock units,

•	Performance stock units with vesting over a four-year period with complete or partial forfeiture if future earnings per share targets are not achieved, and

•	Restricted stock vesting over a four-year period.

In 2010, our named executive officers were not eligible for bonuses due to TARP restrictions.

The Compensation Discussion and Analysis beginning on page 30 of this proxy statement provides a detailed discussion of 2010 compensation for our executive officers. We encourage you to review closely both that section and the tabular disclosure that follows it.

Under Section 14A of the Securities Exchange Act, our shareholders are entitled to an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related material. This advisory vote, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay program.

We believe that the information we have provided within the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support the long-term success of First Horizon. Accordingly, the Board of Directors unanimously recommends that you vote in favor of the following resolution:

“RESOLVED, that the holders of the common stock of First Horizon National Corporation (“Company”) approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2011 annual meeting of shareholders as such compensation is disclosed in such proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the proxy statement.”

Because your vote is advisory, it will not be binding upon the Board, and the vote on this item will not be construed as overruling a Board decision or as creating or implying any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 2.

VOTE ITEM NO. 3—ADVISORY PROPOSAL ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under recently enacted rules of the Securities and Exchange Commission, our shareholders will have the opportunity to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, such as Vote Item No. 2 above in this proxy statement. By voting on this Vote Item No. 3, shareholders will be able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Regardless of the shareholder vote, the advisory vote on named executive officer compensation will occur not less frequently than once every three years in accordance with the rules of the Securities and Exchange Commission.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for First Horizon. Therefore, our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. However, we understand that our shareholders may have different views as to what is the best approach for First Horizon.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that a non-binding advisory vote of the shareholders of First Horizon National Corporation to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the proxy statement, be held at an annual meeting of the shareholders, beginning with the 2011 annual meeting of shareholders, (1) every year, (2) every two years or (3) every three years.”

Our Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareholders for approval at an annual meeting of shareholders. However, because this vote is advisory and not binding on the Board of Directors or First Horizon in any way, the Board may decide that it is in the best interests of our shareholders and First Horizon to hold an advisory vote on executive compensation more or less frequently than indicated by the outcome of this vote.

The Board of Directors unanimously recommends a vote on this Vote Item No. 3 for the option of every year as the frequency with which shareholders are provided an advisory vote on executive compensation as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

VOTE ITEM NO. 4—RATIFICATION OF APPOINTMENT OF AUDITORS
Appointment of Auditors for 2011

KPMG LLP audited our annual financial statements for the year 2010. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2011. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as Vote Item No. 4 the ratification of KPMG LLP’s appointment as our auditors for the year 2011, with the recommendation that the shareholders vote for Item No. 4. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions. The 2010 engagement letter with KPMG LLP is subject to alternative dispute resolution procedures and an exclusion of punitive damages. If the shareholders do not vote to ratify KPMG LLP’s appointment as our auditors for the year 2011, the Board of Directors will consider what course of action would be appropriate.

Fees Billed to Us by Auditors During 2009 and 2010

The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2009 and 2010 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.

	2009	2010
Audit Fees	$1,515,000	$1,713,000
Audit-Related Fees	540,500	$513,500
Tax Fees	15,000	$15,000
All Other Fees	0	0

Total	$2,070,500	$2,241,500

Audit Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal controls over financial reporting, and review of the financial statements in our Form 10-Q’s or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Represents the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees” above. The amount for both years consists of fees for audits of subsidiaries, compliance attestation and other procedures and reports on controls placed in operation and tests of operating effectiveness.

Tax Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning. The amount for both years consists primarily of tax compliance fees.

All Other Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs.

None of the services provided to us by KPMG LLP and described in the paragraphs entitled “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(ii)(C).

In July 2003, the Audit Committee adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. Services either may be approved in advance by the Audit Committee specifically on a case-by-case basis (“specific pre-approval”) or may be approved in advance (“advance pre-approval”). Advance pre-approval requires the Committee to identify in advance the specific types of service that may be provided and the fee limits applicable to such types of service, which limits may be expressed as a limit by type of service or by category of services. Unless the type of service to be provided by KPMG LLP has received advance pre-approval under the policy and the fee for such service is within the limit pre-approved, the service will require specific pre- approval by the Committee. The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Committee. “Audit,” “Audit-related,” “Tax,” and “All Other” services, as those terms are defined in the policy, have the advance pre-approval of the Committee, but only to the extent those services have been specified by the Committee and only in amounts that do not exceed the fee limits specified by the Committee. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Committee specifically provides for a different term. Unless the Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax return preparation. The policy delegates the authority to pre-approve services to be provided by KPMG LLP, other than the annual audit engagement and any changes thereto, to the chair of the Committee. The chair may not, however, make a determination that causes the 75% limit described above to be exceeded. Any service pre-approved by the chair will be reported to the Committee at its next regularly scheduled meeting.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 4.

OTHER MATTERS

The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL AND NOMINATION DEADLINES

If you intend to present a shareholder proposal at the 2012 annual meeting, it must be received by the Corporate Secretary, First Horizon National Corporation, P.O. Box 84, Memphis, Tennessee, 38101, not later than November 15, 2011, for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholders’ meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholders’ meeting. If, however, we give fewer than 100 days’ notice or public disclosure of the shareholders’ meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Shareholder proposals must be submitted to the Corporate Secretary, and nominations for election to the Board must be submitted to the chair of the Nominating & Corporate Governance Committee, in care of the Corporate Secretary. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2012, determined according to the Bylaws, is April 17, 2012. Thus, shareholder proposals and nominations submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 19, 2010 and January 18, 2012, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Despite the challenging environment, our company returned to profitability in the second quarter of 2010, successfully raised new capital, repaid the government TARP preferred stock investment in full, and continued to make other significant strategic progress, laying a foundation for our businesses when the economy does recover. In addition, early in 2011 we declared a quarterly cash dividend after a two-year hiatus. Over the course of the year, we continued to make significant strides in winding down our out-of-market national lending business and portfolios, reducing our balance sheet and risk profile, improving our efficiency ratio, making it easier for customers to do business with us, hiring talented employees, and investing in the infrastructure of our core banking business to prepare for future growth.

The transition of the financial services industry that began with the mortgage crisis continued in 2010. Significant challenges continued to arise, Congress approved major new banking legislation, and over 150 banks failed during 2010, following the failure of over 140 in 2009. Credit losses across the industry continued at high levels.

Our strategy in 2010 and going forward focuses on our regional banking and capital markets businesses. We continue to aggressively tackle credit issues, which will remain a priority for a significant time to come even if the economy improves going forward. Although we experienced an easing of credit stress in many of our loan categories in 2010, at year-end our loss reserves and capital ratios remained very high relative to our peers by both historical and current industry standards. Our strong foundation and positive momentum for achieving our strategic goals in 2010 can be summarized as follows:

Strong Foundation

Positive Asset Quality Trends	•	Non-performing loans declined 22.6%, and net charge-offs declined 36.7% in 2010 compared to 2009
	•	Charge-offs decreased in both the 3rd and the 4th quarters
	•	Net reserve build in 2009 was followed by net reserve decrease in 2010

Strong Capital Position	•	Tier 1 common rose to 11.5% at year-end 2010 compared to 9.9% in 2009
	•	Tangible common equity as a percentage of total assets increased to 8.9% at year-end 2010 compared to 7.8% in 2009

Strengthened Balance Sheet	•	Consolidated average core deposits up 10.9% in 2010 compared to 2009
	•	Year-end non-strategic loans decreased 19.2% in 2010 from 2009
	•	Average assets down 8.8% in 2010 from 2009 to $25.7 billion

Core Business Momentum

Solid Regional Banking	•	Pre-tax income of $135 million
Franchise	•	Net interest margin for regional banking improved 40 basis points to 5.1% at year-end 2010 compared to year-end 2009
	•	Average regional banking core deposits up $1.6 billion or 15.0% in 2010 compared to 2009
	•	Increased net interest spread by 58 basis points in 2010 over 2009

Strong Capital Markets	•	Strong fixed income average daily revenue of $1.6 million in 2010
Business	•	Efficient variable cost structure

Achieving our strategic objectives is dependent on the attraction and retention of key employees. In recent years we have made significant changes in our executive leadership team. The new team combines long-tenured leaders promoted to new or expanded roles and experienced external talent recruited from leading financial firms. These include Bryan Jordan, who was hired in 2007 as CFO and became CEO in 2008, B.J. Losch, who joined us as CFO in 2009, Yousef Valine, our Chief Risk Officer who also joined us in 2009, and Greg Jardine, our Chief Credit Officer, who joined us in 2009 and was promoted to CCO in 2010. We have also experienced substantial changes in our personnel at all other levels of our company. Even after recruiting a number of experienced front-line sales employees during 2010, we reduced our number of full time employees by approximately 5% since the beginning of the year. At the end of 2010, our number of full time employees had declined by over 50% since the beginning of 2007, due in large part to our exit from the mortgage banking business in 2008. Our core businesses in regional banking and capital markets have been restructured to operate more efficiently and effectively. We are a different company at the beginning of 2011 than we were at the beginning of the recession, with a much different focus for the future.

The company’s compensation policies and philosophies are designed to align the interests of our employees with the interests of our shareholders in attaining the company’s business objectives, performance goals, and shareholder value. The company seeks to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company. Specific compensation tools and programs inevitably must be adjusted to address changes in the industry and our company. As described below, in 2010 the restrictions on compensation imposed under the TARP rules, and the continued impact of the economy on the company’s overall performance were the predominant factors impacting compensation decisions made with respect to our named executive officers (NEOs).

No bonuses were paid to the NEOs for 2010, and long-term equity-based incentives were limited to one-third of total compensation. With the exception of cash salaries (the levels of which have been frozen since 2008), all other NEO compensation is directly linked to the company’s stock price. All of the performance restricted stock awards granted to executives in 2008 covering the 2008-2010 performance period were forfeited since the corporate performance goals for those awards were not met.

In 2010, key elements of Mr. Jordan’s actual compensation were as follows:

•	The portion of his annual salary paid in cash was $800,000, unchanged from 2008 when he was promoted to CEO.

•	The portion of his annual salary paid in salary stock units was $1,466,667.

•	Under restrictions required by TARP rules, he was not eligible for a 2010 cash bonus.

•

Mr. Jordan received 53,228 performance stock units and 35,485 shares of restricted stock for his 2010 annual equity grant having a total value equal to $1,133,333 based on the stock price at time of grant if maximum performance criteria are met for the performance stock units.

•	His other compensation (401k match, life insurance, and other perquisites and benefits described on pages 46-47 of this proxy statement) totaled $36,582.

Overall, Mr. Jordan’s compensation for 2010 was less than his competitive ‘target’ even though corporate goals were exceeded, he met or exceeded his personal goals, and he successfully strengthened the company and provided critical leadership through an extremely challenging time for the banking industry. This outcome was because his cash salary has been frozen since 2008 and all of his other compensation opportunities are linked to corporate earnings performance goals and/or stock price performance, as well as limitations imposed by the TARP rules.

Compensation Committee Administration

The Compensation Committee of the Board administers all plans and programs connected with the compensation of our NEOs. Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee” beginning on page 14 of this proxy statement.

Compensation Overview for Our Named Executive Officers

In 2010 the principal components of total direct compensation for our NEOs were cash salary, salary paid in salary stock units, and long-term equity-based incentive awards. Long-term equity awards cannot exceed one-third of total compensation under the TARP rules, which were in effect for all of 2010. Cash salary is inherently a short-

term compensation element, while equity-based incentives are inherently mid-term to long-term. In 2010, the Compensation Committee designed the mix of compensation elements to achieve company objectives consistent with TARP requirements. Under restrictions required by TARP rules, our NEOs were not eligible for any bonuses in 2010, long-term incentives were limited, and cash salaries were frozen for the third consecutive year. Salary stock units linked the remainder of annual compensation to the company stock price. In 2009 and 2010, we granted a mix of time-vested restricted stock and performance stock units (“PSUs”), with a 60% weighting on the PSUs. Other indirect components of our compensation program include: retirement, medical, disability, life insurance and miscellaneous benefits. Change in control protection benefits were suspended while we remained under TARP restrictions in 2010.

The following table presents an overview of the components of compensation in 2010 for our NEOs, the details of which are provided in later sections.

Compensation Components in 2010

Compensation Component	Primary Purpose	Key Features

Cash salary	Provide competitive baseline compensation to attract and retain executive talent

Salaries are determined based on prevailing market levels with adjustments for individual factors such as performance, experience, skills, and tenure. Management annually sets a company-wide merit pool in which the executives participate. There were no merit or promotional cash salary increases for NEOs and other executives in 2009 and 2010.

Salary Stock Units	Provide competitive compensation in the form of base salary which is deferred and linked to the company’s stock price

Units are granted bi-weekly at the same time cash salary is paid. Each unit is equivalent to a share of company stock. They accumulate during the year and are paid in cash (half in the first quarter and half in the third quarter of the following year) based on the stock price at the time of payment.

Annual Equity Awards: Performance Stock Units (PSUs) & Restricted Stock	Provide performance and time-vested equity-based incentives to reward achievement of specific earnings per share goals, to provide a retention incentive, and to align with shareholders’ interests

PSUs were 60% of the annual equity award package in 2010 for most executives. Some or all of the PSUs will vest subject to the degree to which a pre-tax, normalized provisioning earnings per share goal is achieved by the end of 2013. Under the TARP rules, such awards cannot exceed one-third of a NEO’s total compensation.

Retirement and tax-deferral benefits	Provide competitive opportunities for executives to prepare for retirement and defer payment of taxes on a portion of earned compensation	Benefits are offered through broad-based and restoration pension plans, a broad-based 401(k) savings plan, and officer deferred compensation programs.

Compensation Component	Primary Purpose	Key Features

Perquisites and broad-based benefits	Provide personal benefits to meet competitive pressures for talent	Most benefits (such as health insurance) are provided under broad-based programs. Many perquisites (such as car allowances and club memberships) were eliminated before 2010.

Change in control (“CIC”) benefits

Given the continuous consolidation in the banking industry, these allow us to compete for executive talent during normal times, and, if a CIC situation were to arise, to motivate our executive team to remain with the company and focus on corporate objectives during the pursuit, closing, and transition periods of the transaction

Severance agreements and long-term incentive awards granted after 2006 have “double triggers” and are paid only if employment terminates in connection with a CIC event. Key benefits are cash severance payments based on salary and bonus and accelerated vesting of stock awards. The TARP rules prohibited severance payments to the NEOs and the next twenty most highly compensated employees during the TARP period which ended in late 2010.

Compensation Philosophies and Practices

Alignment of NEO and Other Executives’ Interests with Shareholder Interests

Our compensation plans and programs are designed to align the interests of our NEOs and other executives with the interests of our shareholders. As noted above, with the exception of cash salaries (the levels of which have been frozen since 2008), all other NEO compensation is directly linked to the company’s stock price.

Retention, Attraction, and Competition

Our compensation plans and programs are also designed to attract and retain a talented workforce. Our employees are a significant and valuable asset. We recruit from a broad pool of talent, and our people in turn may be recruited by competitors and other financial services firms as well as general industry firms. Our total compensation opportunity at each level must be competitive. If it is not, then over the long term we risk losing our best people while hampering our ability to replace them.

Use of Peer Group Data

The Committee reviews the compensation practices of a peer group of selected banks of comparable size to ensure our pay programs remain competitive and allow for the hiring and retention of key talent. These are the banks with whom we most typically compete for talent.

The Total Shareholder Return Performance Graph (“TSR graph”) that appears in our annual report to shareholders (see page 206 of that report) has traditionally used the 30 largest bank holding companies in the U.S. based on reported asset size as of December 31, 2010 (“Top 30”). We believe that the KBW (Keefe, Bruyette & Woods) regional banking index is a better benchmark group with which to compare our total shareholder return, or TSR, which is stock price performance plus reinvested dividends, because we are a regional bank, and these are the banks with whom we generally compete for investment dollars. For 2010, both the Top 30 and KBW regional banking index are included in the TSR chart that we include in our shareholder annual report.

For several years the Committee has also considered specific data for another group of peer companies (“Peer Banks”) in setting many of the compensation components for executives. The Peer Banks used for 2010 targets were 21 financial services companies selected by the Committee with the advice of, and using information provided by, management’s consultant in 2009, Mercer Human Resource Consulting (“Mercer”). Originally the Peer Banks were selected from the Top 30 and the banks just below that level in size, focusing on those institutions roughly similar to our Bank in size and business focus. The Peer Bank group is adjusted as we and the industry change. The Peer Banks group used to set compensation targets for 2010 is the same as the one used to set targets for 2009 except for one bank which was acquired. Prior to that, the last Peer Bank group change was in 2008 when we eliminated companies that had ceased operations or announced they were merging or being bought, eliminated one much larger regional bank that is not in our market area, and added four new regional banks.

Management began using McLagan, an Aon Hewitt company, for executive compensation consulting in 2010. Management worked with McLagan to develop recommendations and the Committee approved changing the Peer Banks group for 2011 compensation targets. The new group eliminates certain larger banks from and adds certain smaller banks to the 2010 Peer Banks group resulting in a new 2011 peer group of 15 regional banks with a median asset size of approximately $26 billion. The median asset size of our Peer Banks group for 2010 was approximately $32 billion, with a range from $11 billion to $170 billion. For comparison, our asset size at the beginning of 2010 was approximately $26 billion. The 21 members of our 2010 Peer Banks group were:

Peer Banks Used for 2010 Targets*

SunTrust Banks Inc.	Comerica Inc.	Cullen/Frost Bankers Inc.	TCF Financial Corp.
Regions Financial Corp.	Marshall & Ilsley Corp.	Associated Banc-Corp	Fulton Financial Corp.
BB&T Corp.	Huntington Bancshares	BOK Financial Corp.	City National Corp.
Fifth Third Bancorp	Zions Bancorporation	Webster Financial Corp.	South Financial Group Inc.
Keycorp	Synovus Financial Corp.	Commerce Bancshares Inc.	Citizens Republic Bancorp
M&T Bank Corp.

*	Bolded banks were removed from the Peer Banks for 2011. First Niagara Financial Group and People’s United Financial were added for 2011.

The Committee uses market data to help establish the size and terms of the components of direct compensation for executives. To ensure that the majority of each executive’s total compensation opportunity is earned through annual or long-term results, cash and stock unit salaries are targeted at the median of the market for each position. Actual salaries may be higher or lower than median based on individual factors (performance, experience, skills, and tenure) or for our retention needs. Guideline equity-based incentive awards are targeted similarly: target-level compensation is intended to be paid for median performance, and maximum compensation is intended to be paid for top-quartile performance, based on projections of market performance.

The indirect components of our compensation program were established and are maintained so that the combination of benefits we offer remains generally competitive with other institutions in the financial services industry based on generally known practices and trends rather than upon statistical analyses or formal benchmarking to any specific group. Those components include retirement and tax-deferral programs and benefits, perquisites, and change in control severance agreements as well as change in control features in many plans.

For the special compensation components, including retention bonuses and individual retirement and severance arrangements, relevant market data often is not available. In those cases the Committee relies on recommendations from management along with external advice from the Committee’s consultant to determine the types, amounts, or terms of such benefits that are reasonable and appropriate for the circumstances.

Relative Sizing & Mix of Direct Compensation Components

Ordinarily the direct components of executive compensation are salary (with a portion paid in cash and a portion paid in salary stock units, or SSUs), annual cash bonus, and equity-based incentive awards. In 2010, cash bonuses were eliminated and stock awards were restricted due to the TARP rules. The TARP rules, therefore, greatly influenced the mix and amounts of compensation components in 2010.

In setting the size of the direct compensation components for 2010, the Committee considered the total compensation opportunity at target payout levels for each position. The target total mix of the direct components is summarized in the following table. This table illustrates the regular annual pay packages planned by the Committee early in 2010. See “Summary Compensation Table” beginning on page 44 for additional information concerning amounts paid or earned in 2010.

2010 Mix of Regular Annual Direct Compensation
Opportunity Components Using Target Levels

NEO	Annual Cash Salary	Salary Stock Units	Annual Cash Bonus	Regular 2010 Equity Award	Total

Mr. Jordan	24%	43%	NA	33%	100%
Mr. Losch	34%	33%	NA	33%	100%
Mr. Burkett	29%	38%	NA	33%	100%
Mr. Tuggle	34%	33%	NA	33%	100%
Mr. Gusmus	12%	55%	NA	33%	100%

Normally, the amount of each component is determined in relation to cash salary. Cash salaries, and overall compensation target levels, are based largely on these factors: individual experience, individual performance, level of responsibility, and competitive practices. The size of each direct component for the named executives as a percentage of cash salary is shown in the table below.

2010 Sizing of Major Compensation Components
as a Percentage of Annual Cash Salary

NEO	Salary Stock Units	Annual Cash Bonus	Regular 2010 Equity Award
			Service-vested Restricted Stock	Performance Stock Units	Total Equity

Mr. Jordan	183%	NA	57%	85%	142%
Mr. Losch	100%	NA	40%	60%	100%
Mr. Burkett	133%	NA	47%	70%	117%
Mr. Tuggle	100%	NA	40%	60%	100%
Mr. Gusmus	456%	NA	111%	167%	278%

Because of the constraints of the TARP rules mentioned above, the amounts of SSUs and equity awards for each executive were determined in 2010 not primarily in relation to cash salary. Instead they were intended to provide each executive with roughly the same total compensation opportunity in 2010 as he had in 2009, within the limits imposed by the TARP rules. For 2011, when the TARP restrictions will no longer apply, SSU levels will be reduced, a cash bonus opportunity will be reinstated, and stock award levels will be normalized. In short, in 2011 executive compensation packages will more strongly emphasize performance-based components.

For most executives the mix of 2010 equity awards was 60% performance stock units, or PSUs, and 40% service-vested restricted stock, or RS. In the current business and stock market environment, the Committee believes that this mix of equity provides appropriate incentives both to focus on performance goals and to remain with the company in difficult times. The performance criteria of the PSU awards was changed significantly from previous years, as discussed under the caption “Equity-Based Compensation” beginning on page 38 below.

As mentioned above, the components of executive compensation generally are determined based on the responsibilities of and the competitive market for each position, and on the individual’s experience and performance. There is no fixed weighting of those factors. Ordinarily, cash salary increases would affect overall target levels, but in 2010 there were no cash salary increases for the named executives. Certain benefits such as pensions are also related to salary levels, including salary stock units up to the maximum in the plan. There is no other significant interdependence among the compensation components. The percentages shown for all regular 2010 equity awards in the tables above relate to the salary rate that was in effect on February 26, 2010 and the stock fair market value on that date, which was $12.775.

For 2010, Mercer prepared a market analysis of direct pay components using the Peer Banks discussed above, which the Committee reviewed in establishing compensation opportunities for 2010. This analysis was also used by management and the Committee to determine if modifications to the long-term incentive targets were needed. The Committee’s overall objective is to provide a competitive pay package and thus set competitive target and maximum opportunities. A key factor considered during the setting of targets relates to the appropriate mix of base pay versus pay at risk for performance, and the mix between short- and long-term compensation. The tables above show that the CEO’s compensation package is more heavily weighted in favor of performance-based pay and also in favor of long-term vs. short-term incentives than the other named executives, consistent with the greater responsibilities of this position, prevalent market practices among our Peer Banks, and our compensation philosophy which endeavors to link a substantial portion of executive pay to performance.

Consideration of Advisory Vote on Executive Compensation

The Compensation Committee made all key decisions regarding 2010 compensation for the named executives early in 2010. At that time the Committee was aware of the outcome of the shareholder advisory vote at the 2009 annual meeting which related to 2008 compensation. Of the shares voted at the 2009 meeting, 94.6% were “For,” 4.1% were “Against,” and 1.3% were voted “Abstain.” That vote outcome was part of the mix of factors considered by the Committee early in 2010, and had no direct or separately identifiable effect on the Committee’s decisions.

Effects of TARP Rules

The TARP rules adopted in June 2009, as amended, have had a substantial impact upon our compensation practices related to the NEOs. As discussed below, the rules limited our ability to pay for performance in 2010 and did not allow us to offer change-in-control benefits which are common among financial services companies, among other impacts. All compensation decisions for 2010 were made in consideration of these restrictions. As a result, our practices for 2010 were different from those in 2009 in substantial ways, as mentioned in various places in this discussion. Additional changes will be made in 2011.

Unlike 2009, which was a transition year, the TARP rules were in effect at the beginning of 2010. As a result, the named executive officers listed in this proxy statement:

•	cannot be paid any cash bonus for 2010;

•

could receive long-term equity awards only if the terms were compliant with TARP rules and only if the fair market value of the awards on the grant date was no more than one-third of total compensation for 2010, disregarding certain retirement amounts; and

•	could not be provided many kinds of severance benefits, including change-in-control benefits.

The TARP rules imposed no limits on only one major direct component of executive compensation: salary. In 2009 and earlier years, salary was part of a compensation package for our executives heavily weighted in favor of performance-based incentives and long-term equity awards. If the salary component were left unchanged, the effect of the TARP rules would have been to substantially reduce the overall compensation opportunities and levels of the NEOs, regardless of performance in 2010. The Committee believed this could have led to key personnel leaving our company in favor of the many companies that are not subject to the TARP rules or the several TARP companies that have raised salaries of affected executives. Accordingly, early in 2010 the Committee approved salary increases in the form of salary stock units, or SSUs, for all of the NEOs in 2010. Cash salaries were not increased for any of the NEOs. SSUs earned by NEOs during 2010 will be paid in cash in 2011 (first half in March and second half in September), based on the value of our stock at that time plus any accrued dividends. This approach, which has been used by a number of other TARP companies in our peer group, increased the amount of compensation directly linked to the company’s stock price but did not result in any increase in overall total compensation for any of the executives compared with 2009 opportunities.

The table below shows the effects of the TARP rules upon the regular annual direct pay packages of the NEOs for 2010 relative to the original packages established in 2009 before the TARP rules existed. The TARP transition effects on 2009 compensation are ignored for this purpose. The changes in 2010 include a salary increase in the form of SSUs which are deferred compensation tied directly to total shareholder return, elimination of annual cash bonus, and reductions in equity awards. The table shows the 2009 regular annual equity awards, excluding the special awards to two executives related to promotion (Mr. Jordan) and retention (Mr. Burkett) and the hiring incentive paid to Mr. Losch. The 2009 bonus target shown for Mr. Gusmus was part of the special retention agreement established with him in 2008 following his appointment to the position of President, FTN Financial. Key terms of that agreement are shown beginning on page 58.

Changes in 2010 Annual Direct Compensation Packages
For Named Executive Officers Due to TARP Rules

NEO	Year	Cash Salary Rate	SSU Salary Rate	Total Salary Rate	Cash Bonus at Target	Equity Awards at Target	Total Direct Compensation At Target

Mr. Jordan	2009	800,000	- 0 -	800,000	1,000,000	1,600,000	3,400,000

	2010	800,000	1,466,667	2,266,667	- 0 -	1,333,333	3,400,000

Mr. Losch	2009	400,000	- 0 -	400,000	300,000	500,000	1,200,000

	2010	400,000	400,000	800,000	- 0 -	400,000	1,200,000

Mr. Burkett	2009	742,650	- 0 -	742,650	742,650	1,113,975	2,599,275

	2010	742,650	990,200	1,732,850	- 0 -	866,245	2,599,275

Mr. Tuggle	2009	475,000	- 0 -	475,000	356,250	593,750	1,425,000

	2010	475,000	475,000	950,000	- 0 -	475,000	1,425,000

Mr. Gusmus	2009	600,000	- 0 -	600,000	4,400,000	- 0 -	5,000,000

	2010	600,000	2,733,333	3,333,333	- 0 -	1,666,667	5,000,000

The Committee believed that paying the 2010 salary increase in the form of deferred SSUs, the value of which will increase or decrease based on total shareholder return, along with the Committee’s ability to grant some stock awards, maintained a significant connection between executive compensation and the interests of shareholders and, in that manner, provided an ability to reward performance and achievement consistent with the TARP restrictions. These changes in mix are illustrated in the following table.

Changes in Annual Direct Compensation Package Mix Due to TARP Rules

NEO	Year	Cash Salary	SSU Salary	Cash Bonus at Target	Equity Awards at Target	Total	Performance-related Compensation

Mr. Jordan	2009	24%	0%	29%	47%	100%	76%

	2010	24%	43%	0%	33%	100%	76%

Mr. Losch	2009	33%	0%	25%	42%	100%	67%

	2010	34%	33%	0%	33%	100%	67%

Mr. Burkett	2009	29%	0%	29%	42%	100%	71%

	2010	29%	38%	0%	33%	100%	71%

Mr. Tuggle	2009	33%	0%	25%	42%	100%	67%

	2010	34%	33%	0%	33%	100%	67%

Mr. Gusmus	2009	12%	0%	88%	0%	100%	88%

	2010	12%	55%	0%	33%	100%	88%

The TARP rules apply to compensation for services rendered during the period in which we were a TARP participant. Services rendered after our TARP participation ceased (in late 2010) can be incentivized and compensated without regulation by the TARP rules.

Components of Compensation Program

Base Salary

Consistent with our practices and our compensation philosophy, the Committee establishes our CEO’s base salary annually based on achievement of objectives in his individualized written personal plan and competitive practices within the industry. The CEO develops a personal plan each year that contains financial and strategic goals. The CEO submits that plan to the Committee for review and approval. The Board of Directors also reviews the plan.

For executive officers other than our CEO, the Committee approves base salaries each year taking the CEO’s recommendations into account. In 2010, cash salaries of the NEOs continued to be frozen. This was consistent with a general salary freeze for officers with salary rates over $150,000.

As discussed under “Effects of TARP Rules” beginning on page 36 of this proxy statement, the Committee increased salaries for the NEOs beginning in 2010 through the addition of salary stock units in response to limitations imposed by the TARP rules and in order to increase the linkage of NEO pay to the stock price. The increases are intended to maintain the total pay packages of those executives at their current levels.

Equity-Based Compensation

Overview of Equity-Based Awards in 2010

In 2010, to recognize the volatility in equity markets and the difficulty in predicting our stock price performance, we divided the long-term incentives into two pieces: 40% of each award was in the form of time-vested restricted stock, and 60% consisted of performance-based PSUs. This provided a mix of performance-based and retention equity with an emphasis on performance.

Overview of Performance Equity Program

Consistent with competitive practice, since 2004 the Committee has made annual grants of performance equity awards with a multi-year performance period. The financial goals established at the beginning of each performance period are company-wide in focus and are uniform for all executives. Since the grants are annual, financial results in any given year can affect several outstanding awards. The Committee adjusts the performance goals each year based on the company’s objectives at that time, and often alters the type of the award based on competitive pressures and other situational factors.

The performance equity program provides an incentive for executives to achieve targeted financial results over a period longer than an annual period and links a significant portion of each executive’s pay to overall corporate results irrespective of the business unit in which they work, and also links that portion of pay to our stock price. The TARP rules do not allow grants of stock options to the NEOs.

Performance Goal of PSU Awards

For the 2010 PSU awards, the Committee approved normalized provisioning pre-tax earnings per share as the key metric because of its correlation with delivery of shareholder value. Given the substantial challenges and uncertainties facing the company in 2010, in February the Committee determined to make the financial goal a single metric: attain normalized provisioning pre-tax earnings per share in the range of $1.30 to $1.50 per share in any year by the end of 2013. Achievement within this range is projected to be difficult. Payout will be made using a scale with no payout for achievement of less than $1.30, and a maximum payout of 100% of the grant. Following achievement of the goal, vesting will occur on each of the third and fourth anniversaries after grant if the executive remains with the company. Adjustments may be made by the Committee in connection with stock dividends or other specified events. In January 2011, the Committee adjusted the performance range to $1.15 to $1.33 in order to accommodate the company’s issue of 26.3 million shares in December 2010.

Performance Achievement in Recent Years

Long-term performance goals established for PSUs were achieved in only one of the last three years. Specifically, the goals established in 2008 and 2010 have not yet been achieved, and the goals established in 2009 were met. As a result, the 2008 PSUs will forfeit unless those goals are met in 2011, and the 2010 PSUs will forfeit unless goals are met in 2011, 2012, or 2013. The 2009 PSUs will vest a portion in equal installments on the 3rd and 4th anniversaries of the grant date for NEOs who remain with the company until vesting occurs.

Service-Vested Restricted Stock

Service-vested restricted stock awards vest in equal installments on the 3rd and 4th anniversaries of grant if the recipient remains employed with the company through the vesting dates. Any cash dividends are retained by the company until vesting, and stock dividend shares are issued subject to the same restrictions as the original shares.

Restricted stock provides a direct retention incentive over its vesting period. The retention incentive is not dependent upon corporate results, and therefore would not be weakened if achievement of performance goals became unlikely during the vesting period. Since the value of the award depends upon our stock value at vesting, the awards also align a significant portion of compensation with the interests of shareholders.

Stock Ownership Guidelines

The Committee changed our stock ownership guidelines in 2010 to significantly increase the level of ownership required by each executive, and all of the NEOs meet or exceed the new guidelines. Under those new guidelines the CEO is required to maintain beneficial ownership over time of at least six times his cash salary. Other named executives are expected to maintain beneficial ownership levels over time of a multiple of three times their cash salaries. For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If sufficient shares are not owned to satisfy the ownership guideline, 75% of the net after-tax shares received from our stock option and other plans must be retained until the target ownership level is achieved. If the target ownership level is achieved, the guidelines require executives to continue to hold 50% of the net after-tax shares received from our stock plans for the balance of their careers with the company and until the first trading window period following termination of employment. Nevertheless, executives who reach age 55 generally are permitted to sell shares held at least three years to diversify their portfolio in preparation for retirement.

We intend for the combined emphasis on corporate performance in setting executive compensation and meaningful stock ownership to strongly link the interests of our executives with those of our shareholders.

Deferral Plans and Programs

Objectives, Scope, and Practices

For many years we have offered many employees and directors the means to manage their personal tax obligations associated with their compensation from the company through various nonqualified deferral plans and programs. Personal tax management is our primary objective in providing this benefit. An important secondary objective is to encourage our senior personnel to save for retirement. We also provide this benefit in order to remain competitive in retaining talent and seeking new talent to join us.

During 2010, the plan under which the named executives and our directors could elect to defer receipt and immediate taxation of earned cash compensation was the First Horizon National Corporation Nonqualified Deferred Compensation Plan. For named executives, the types of compensation that could be deferred included cash salary and annual bonus. Amounts deferred under this plan earn at-market returns indexed to the performance of certain mutual funds selected by the participant.

Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)

From 1985 to 1995, directors and executive officers were able to defer fees, salary, and annual bonus under the 1985 D&E Plan. No deferrals have been made since 1995. Interest continues to accrue on older accounts. Prior to 2007, the 1985 D&E Plan accrued interest at rates ranging from 17% to 22% annually. Beginning in 2007, the rate was reduced significantly. For 2010 the rate for active (non-retired) participants was 12.25%, and for 2011 the rate is 11.50%. For those retiring after 2004, tax rules require that whatever rate is in effect for a person at retirement cannot be changed after retirement. Four directors and one executive, Mr. Gusmus, have old accounts under the 1985 D&E Plan and received interest accruals under it in 2010.

The 1985 D&E Plan rates are considered above-market in 2010 under SEC proxy disclosure rules, and the above-market portion of earnings under the Plan is so reported in the Summary Compensation Table beginning on page 44 for Mr. Gusmus. The 1985 D&E Plan’s above-market interest motivates participating executives to remain with the company until normal retirement (or until early retirement with the Committee’s permission), and to refrain from joining a competitor after retirement because each account is subject to retroactive re-calculation of the account balance using a guaranteed rate based on 10-year Treasury obligations if an executive terminates service prior to a change in control for a reason other than death, disability or retirement, or if an executive joins a competitor after leaving First Horizon. In most cases, any such re-calculation would result in a complete elimination of the account’s current value. For Mr. Gusmus, the re-calculation provision was modified as part of a retirement and retention arrangement created in 2008. Additional information is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page 58 of this proxy statement.

Other Compensation

Broad-Based Plans and Programs (Other than Retirement)

We provide a broad-based welfare benefit package in line with competitors. This allows all employees to receive certain benefits, such as healthcare coverage, which are not readily available to individuals except through their employer and allows employees to receive these benefits on a pre-tax basis.

Other Benefits and Perquisites

We also provide additional benefits in line with those offered to other executives in our industry to remain competitive in retaining talent and attracting new talent to join us. The following additional benefits are provided executives, including the NEOs:

•

Survivor Benefit Plan—This plan provides a benefit of 2.5 times base salary if death occurs during active service, which is reduced to 1 times salary spread over a 10-year period if death occurs following departure due to disability or early or normal retirement. This benefit is provided to about 500 employees, including all NEOs, based on salary grade. It is provided as an alternative to the plan available to all employees due to the caps in the insurance coverage available under the broad-based plan.

•

Executive disability program—Our regular disability plan for all employees in the company provides up to 60% of monthly pay (including base salary, bonus, commissions and incentive compensation) income replacement. The executive program benefit is capped at $25,000 per month with an optional additional benefit of up to $5,000 per month.

•

Perquisites—Our goal is to offer perquisites that are customary (and therefore necessary to remain competitive) and, in some cases, that relate to executives’ business duties. Details of executive perquisites are discussed beginning on page 46 of this proxy statement in footnote (i) to the Summary Compensation Table.

Retirement Benefits

We provide retirement plan benefits, discussed in this section below, that we believe are customary in our industry. We provide them to remain competitive in retaining talent and attracting new talent to join us.

401(k) Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. The plan allows employees to defer receipt of earned salary, up to tax law limits, on a tax-advantaged basis. Accounts may be invested in a wide range of mutual funds and in our common stock. Up to tax law limits, we provide a 50% match for the first 6% of salary each participant with at least one year of service elects to defer into the plan. Matched contributions are initially invested in company stock, but can be re-invested in other available mutual funds at the participant’s election.

Our 401(k) plan was established many years ago. The match is scheduled to increase to 100% beginning in 2013 when benefits under our pension plans will be frozen.

Pension Plan

Our Pension Plan is a traditional broad-based pension plan that provides for a defined benefit to be paid to eligible employees upon retirement. The plan has been closed so that employees hired after August 31, 2007 (including Mr. Losch) are not eligible to participate. The benefit is based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service, years of credited service, and social security benefits (under an offset formula). Benefits are normally payable in monthly installments after age 65. Tax laws limit the qualifying salary that can be used, and thus the benefit that can be paid, under the Pension Plan to a dollar amount that is adjusted each year for inflation. The formula works in a traditional manner so that longevity with the company is rewarded. Benefits under the plan will be frozen effective January 1, 2013.

Pension Restoration Plan

Our Pension Plan is subject to certain dollar limitations on qualifying compensation and benefits imposed by the tax laws. Our pension restoration plan provides a restorative benefit to all of the executive officers who participate in the Pension Plan, including all of the NEOs, and other employees approved by the CEO on a case by case basis so that the combined pension and restoration benefit is calculated as if those tax limitations did not exist. The pension and pension restoration plans thus generally operate as a single plan in terms of defining the pension benefit payable to executives. This plan is provided in response to the IRS caps on qualified pension plan benefits. Benefits under the plan will be frozen effective January 1, 2013.

Other Post-Employment Benefits

Change in Control Benefits Generally

Over the past couple of decades the financial services industry has experienced an extraordinary period of consolidation as old legal barriers, which prevented multi-state banking and restricted the business lines in which bank holding companies could engage, have been relaxed or eliminated. Although the new legal environment has created substantial business opportunities for us and many of our competitors, it has also created substantial personal uncertainties for executive officers and employees at all levels. Our CIC severance agreements and CIC plan features were first put in place a number of years ago in response to these uncertainties.

Our CIC potential costs are reviewed annually, and our CIC program is reviewed about every three years. The last reviews were conducted in 2007 and 2008, and several substantive agreement provisions and plan features were altered, including the elimination of excise tax gross-ups in future CIC agreements.

Change in Control Severance Agreements

We have CIC severance agreements with all of our active executive officers. These are not employment agreements. The CIC severance agreements provide significant benefits if employment is terminated in connection with a CIC event. The named executives were not eligible for these benefits when we were a TARP participant. Additional information about these contracts is provided under the caption “Change in Control Severance Agreements” in the “Change in Control” section beginning on page 60 of this proxy statement.

The primary objectives of our severance agreements are to allow us to compete for executive talent during normal times and, if a CIC situation were to arise, to provide an incentive for our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany CIC transactions in our industry.

Change in Control Features Under Other Plans and Programs

Under many of our plans and programs, a CIC event will cause benefits to vest, be paid, or be calculated and paid at target or maximum levels. The main objective of these features is to allow us to offer competitive compensation packages so as to attract and retain top talent in an industry where consolidation continues at a robust pace. In connection with the 2007 review of the CIC features in our plans and programs, we amended our plans to provide that new awards have a double-trigger standard, which means that in order for the applicable benefit to be paid a CIC event must occur and the officer must be involuntarily terminated without cause or experience a significant job reduction.

Those plans and programs that have CIC features typically provide for the acceleration of vesting or payment of an award when a CIC event occurs resulting in termination of employment. Performance awards generally are paid on the assumption that performance would have occurred at target since the performance period cannot be completed as planned. In addition to the objectives for the CIC provisions stated above, we believe these special CIC outcomes are appropriate for these awards because: (i) it is unfair for the executive to give up stock-based awards when all shareholders are receiving the benefit of the CIC transaction in relation to their stock holdings; (ii) it is unfair for the executive to forfeit awards based on service when he or she has provided the company with those services that were needed but are not any longer; and (iii) in most cases there will be no fair way to honor our commitment to pay awards based on company performance because there will be no appropriate way to measure our performance when the performance period ends.

Special Retirement and Severance Agreements

On selective occasions, the Compensation Committee will approve special retirement or severance arrangements with departing executive officers. Except for Mr. Gusmus, our executives do not have employment agreements, and we have no obligation to provide anyone with a special retirement or severance arrangement. When such an agreement or arrangement is provided, the terms vary with the circumstances. We believe such an arrangement can be a useful tool in those situations where a non-competition covenant or other legal restriction is desirable, or in recognition of long and valued service to the company, or to provide an incentive related to a transitional situation, and we intend to consider using them in the future in those situations that are appropriate.

Special Retention Agreement

Following his appointment in 2008 to the position of President, FTN Financial, we entered into a special retention agreement with Mr. Gusmus in consideration of his willingness to delay his retirement. Additional information concerning the terms of Mr. Gusmus’ agreement is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page 58 of this proxy statement.

Deductibility of Compensation for Tax Purposes

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Tax Code”), generally disallows a tax deduction to public companies for compensation exceeding $1 million paid during the year to the CEO and the three other highest-paid executive officers at year-end (excluding the Chief Financial Officer). Certain performance-based compensation is not, however, subject to the deduction limit. While we were a TARP participant in 2010, deductibility was further limited to $500,000 per NEO each year regardless of whether or not the compensation is performance-based. The Committee considered these tax implications in rendering its compensation decisions. The impact of this rule was not material to the company in 2010.

Use of Compensation Consultants

Management used Mercer, a national compensation consulting firm, as its primary advisor for executive compensation matters prior to 2010. Beginning in 2010 management changed the primary advisor to McLagan. In some cases, nationally-recognized law firms are engaged to provide advice on compliance with new laws, administration of stock plans, and design of severance agreements.

McLagan was engaged by the Chief Human Resources Officer in 2010 due to its outstanding reputation and extensive experience in the banking industry. The Chief Human Resources Officer has responsibility for initiating or terminating their contract. McLagan now serves as a consultant to management on all executive compensation matters, even though the Committee has engaged its own consultant to review all executive compensation matters, as discussed below. McLagan analyzes our peer group and recommends additions and deletions of companies based primarily on asset size and business similarities. In addition to competitive market analyses, McLagan presented to management emerging best practices in the areas of pay mix, annual, mid-term and long-term incentives; provided insight on performance metrics used by Peer Banks; and recommended changes for 2011 that included changes to the type and mix of executive equity-based awards, performance metrics, and target award levels.

In 2010, the Compensation Committee continued to engage a separate, independent consulting firm, Frederic W. Cook & Co. (“Cook”), to provide analysis and advice on all executive compensation-related matters (including assessment of peer groups, competitive market data, pay mix, and compensation design). Among other things, Cook assists the Committee in its reviews of compensation program actions recommended by management. Cook has no other relationships with the Corporation or management. Key engagement items for Cook in 2010 were:

•	In advance of Committee meetings, review and comment upon written meeting materials.

•	Participate in key pre-meeting conferences with management and the Committee chairman on compensation matters.

During the year, Cook provided the Committee and management with updates on emerging market trends and executive compensation developments. In addition, Cook provided perspective on management’s recommendations related to the mix of equity vehicles for non-executive management programs and the design and performance metrics of the executive program.

Additional information concerning our use of compensation consultants appears under the caption “The Compensation Committee” beginning on page 14 of this proxy statement.

Role of Management in Compensation Decisions

Management administers our compensation plans, monitors the compensation programs used by other companies and considers whether new or amended compensation programs are needed to maintain the competitiveness of our company to attract and retain key employees. Recommendations are presented by management to the Committee for review, discussion, and approval. The CEO ultimately oversees the development of these management recommendations. If executive-level exceptions are required for administration of the plans, such as approval of an executive’s early retirement, management generally reviews the facts of the situation and provides a recommendation to the CEO and the Chairman and, ultimately, to the Committee for approval.

Early in 2010, our CEO recommended to the Committee salary levels and other compensation actions (bonus, equity awards, etc.) for the executive officers other than himself. When formulating the salary level recommendations, management reviews market data relative to average merit increases in the financial services industry as well as general industry. This market data was used to develop the company-wide merit pool for 2010. None of the executive officers received a merit increase.

Compensation Committee Report

The Compensation Committee Report is located on page 16 of this proxy statement under the caption “The Compensation Committee.”

Recent Compensation

Summary Compensation Table

The Summary Compensation Table which appears below provides compensation information about the following persons: Mr. Jordan, who served as our Chief Executive Officer, or CEO; Mr. Losch, who served as our Chief Financial Officer, or CFO; and Messrs. Gusmus, Burkett, and Tuggle, who were our three most highly compensated executive officers at year-end 2010 other than Mr. Jordan and Mr. Losch. All of the named executive officers were officers of both First Horizon and the Bank.

Executive compensation for 2010 continued to be based on First Horizon’s financial and strategic performance. No cash bonuses were paid to the named officers for 2010 and long-term equity-based incentives were limited to one-third of total compensation. Additional information regarding executive compensation appears in the “Compensation Discussion and Analysis” section beginning on page 30 of this proxy statement.

The amounts shown in the table include all compensation earned in 2010, including amounts deferred by those persons for all services rendered in all capacities to us and our subsidiaries. If the 2010 named executive officers were also named executive officers in 2009 and/or 2008, their compensation from those years is also included. If a 2010 named executive officer served during any portion of the year as an executive officer, their 2010 compensation as an officer or employee is provided for the entire year. Additional executive compensation information is provided in tabular form in the following pages. A complete discussion and analysis of our compensation objectives and rationale, along with information on compensation of non-employee directors, is located in the “Compensation Discussion and Analysis” and “Director Compensation” sections of this proxy statement beginning on pages 30 and 61, respectively. No named executive officer who served as a director was compensated as a director of First Horizon or the Bank.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & NonQualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)

D.B. Jordan	2010	$2,266,667	—	$1,133,333	—	—	$136,688	$36,582	$3,573,270
President & CEO	2009	$830,769	—	$3,787,500	—	$339,041	$107,835	$33,683	$5,098,828
	2008	$703,769	—	$922,675	—	—	$81,488	$81,895	$1,789,827
W.C. Losch	2010	$800,000	—	$400,000	—	—	—	$24,591	$1,224,591
EVP & CFO	2009	$400,000	$350,000	$750,000	—	$101,712	—	$39,677	1,641,389
F.J. Gusmus*	2010	$3,333,333	—	$1,764,840	—	—	$631,454	$22,171	$5,751,798
President-FTN Financial	2009	$623,077	—	$1,196,340	—	$1,989,041	$426,645	$17,705	$4,252,808
	2008	$289,846	—	$—	—	$750,000	$467,416	$17,247	$1,524,509
C.G. Burkett	2010	$1,732,850	—	$866,425	—	—	$850,150	$31,935	$3,481,360
President–Banking	2009	$756,000	—	$1,200,000	—	$246,822	$888,233	$30,198	$3,121,253
	2008	$719,692	—	$980,175	—	—	$369,845	$109,287	$2,178,999
C. T. Tuggle	2010	$950,000	—	$475,000	—	—	$254,062	$17,841	$1,696,903
EVP & General Counsel	2009	$493,269	—	$900,000	—	$120,783	$173,079	$35,442	$1,722,573
	2008	$470,041	$200,000	$373,400	—	—	$238,823	$388,565	$1,670,829

*	Mr. Gusmus stepped down from his position of President—FTN Financial effective December 31, 2010 and has announced he will retire effective March 31, 2011.

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)

Salary. During 2010, a portion of each named executive officer’s salary was paid in salary stock units, or SSUs. SSUs were granted bi-weekly at the same time cash salary was paid. Each SSU is equivalent to a share of company stock. SSUs accumulated during 2010 will be paid in cash in 2011. SSUs granted in the first half of 2010 will be paid in the first quarter and the remainder in the third quarter of 2011, based on the stock price at the time of payment. See “Effects of the TARP Rules” beginning on page 36 for additional information concerning the SSUs. In addition, in 2010 Mr. Burkett had an $11,720 increase in salary as part of our discontinuation of the auto allowance program. The program was discontinued December 31, 2009.

(d)

Bonus. There were no 2010 bonuses awarded for the named executive officers. In addition, the portions of 2009 MIP bonuses which were earned and not forfeited under the TARP rules were paid on December 31, 2010; those portions are reflected in column (g) for the year 2009.

(e)/(f)

Accounting Values. The dollar values associated with awards, if any, shown in columns (e) and (f) reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. Those accounting values are determined as of the grant date of each award using the same assumptions and valuation method used for accounting purposes in our financial statements. Values shown for all years have been conformed to the current accounting rules. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, the expected actual duration in the case of options, vesting, forfeiture, and other matters. A discussion of those assumptions and methods appears in note 20 to our 2010 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions. Accordingly, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in columns (e) and (f).

(e)

Stock Awards. Column (e) includes the accounting values of restricted stock and performance equity awards granted during each year indicated. The types of performance equity awards have varied in recent years, and have included PSU (2009 and 2010) and PRS (2008) awards. These amounts do not represent amounts paid or earned; they are simply the values attributed to awards under the applicable accounting rules.

PSUs. For several years a significant component of our long-term equity-based incentives has taken the form of performance share units, or PSUs. Of the years presented, PSUs were granted in 2009 and 2010. All PSUs are performance-based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PSU payout may be zero. All PSUs have performance and service requirements for vesting. For 2010 PSUs, the performance goals were set out in a performance matrix focused upon achieving, over a four-year period (2010-2013), specific pre-tax normalized provisioning EPS levels. For 2009 PSUs, the performance goal was achievement in any of four years (2009-2012) of one specific level of pre-tax normalized provisioning EPS. For both years, if performance goals are achieved awards will vest half each on the third and fourth anniversaries of grant if the holder remains employed with the company through the vesting dates. The goals established in 2009 have been achieved but the goals for 2010 have not yet been met. For purposes of column (e), PSU amounts are shown at their original maximum accounting valuations and have not been reduced for actual or expected payouts. PSUs may be settled with shares or in cash based on the value of shares at vesting depending upon terms established by the Compensation Committee and plan limitations.

PRS Awards. In 2008 the executive-level performance equity awards were granted in the form of performance restricted shares (PRS). Like PSUs, PRS awards are performance-based, meaning that eventual payout may be higher or lower than the maximum accounting values used in the table above. The four- year goal (a specific EPS level) established in 2008 has not yet been achieved. As a result, the grants of performance restricted shares in 2008 PSUs will forfeit unless those goals are met in 2011. For purposes of column (e), PRS amounts are shown at their original maximum accounting valuations and have not been enhanced or reduced for actual or expected payouts.

Restricted Stock. In 2010 and 2009 the normal executive equity package consisted of a mix of restricted stock (40%) and PSU awards (60%). Mr. Jordan received his entire 2009 equity package in the form of PSUs. In early 2009 Mr. Jordan also received a retention award of 250,000 shares of restricted stock ($2,187,500 value at grant) in recognition of his 2008 promotion to CEO and his leadership of the company. Mr. Gusmus received a special retention-oriented restricted stock award in December 2009 and January 2010. He did not receive the normal equity package in 2009 but did receive the normal equity package in 2010.

(f)

Option Awards. Column (f) includes the accounting values of stock option awards granted during the year indicated. No regular annual stock options were granted to executive officers in any year shown. No stock appreciation rights (SARs) were awarded or accrued in any year shown. Not included are 60,014 options priced above market which were received in 2008 in lieu of a portion of a 2007 cash bonus owed to Mr. Jordan under his hiring agreement.

(g)

Incentive Award Bonuses. For all named executives, this column represents the annual MIP bonus earned for each year shown. In 2009, the amounts are shown after reduction for the roughly 55% forfeiture mandated by the TARP rules. No cash bonuses were accrued for or paid to any of our named executive officers during 2010 in compliance with the TARP rules. Our repurchase of the TARP preferred shares on December 22, 2010 allowed us to pay the 2009 cash bonuses which the TARP rules had required us to defer. Although our PSU awards are incentive compensation, they are reported in column (e) rather than in this column.

(h)

Column (h) includes changes in pension actuarial values and (for Mr. Gusmus only) above-market earnings on nonqualified deferred compensation accounts in the 1985 D&E Plan. Changes in pension actuarial values are the aggregate increase during the year in actuarial value of all pension plans, both qualified and restoration, for each named executive. Our Pension Plan and Pension Restoration Plan are designed to give employees an incentive to stay with First Horizon through their normal retirement age. As a result, most of the benefits are accrued during the later years of each employee’s career. This is illustrated in the numbers shown in the table below. The actual expenses of these plans are determined using the projected unit credit actuarial method which spreads the cost over the entire career of each employee. Our pension plans were closed to new employees in 2007; as a result, Mr. Losch does not participate. The pension plans will be frozen effective December 31, 2012 and at that point qualified and restoration pension benefits for all participating named executive officers will no longer increase. The earnings on deferred compensation included in this column include all above-market interest accrued during the year, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires us to use one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation. The amounts associated with each category are shown in the following table.

Changes in Pension Actuarial Value and Above-Market Earnings on Deferred Compensation for 2010

Name	Change in Pension Value	Above-Market Earnings on Deferred Compensation	Total Shown in Column(h)

Mr. Jordan	$136,688	—	$136,688
Mr. Losch	—	—	—
Mr. Gusmus	$601,302	$30,152	$631,454
Mr. Burkett	$850,150	—	$850,150
Mr. Tuggle	$254,062	—	$254,062

(i)	Elements of “All Other Compensation” for 2010 consist of the following:

All Other Compensation (Column (i)) for 2010

(a)	(b)	(c)	(d)	(e)	(f)
Name	Perquisites and Other Personal Benefits	Tax Reimbursements	401(k) Plan Company Match	Life Insurance Premiums	Earnings	Total Shown in Column(i)

Mr. Jordan	$26,880	$—	$7,350	$2,352	$—	$36,582
Mr. Losch	$16,739	$—	$7,350	$502	$—	$24,591
Mr. Gusmus	$11,044	$—	$7,350	$3,777	$—	$22,171
Mr. Burkett	$18,686	$—	$7,350	$5,899	$—	$31,935
Mr. Tuggle	$12,912	$—	$—	$4,930	$—	$17,841

Details concerning information in certain of the columns in the All Other Compensation table are presented in the following paragraphs:

(b)

“Perquisites and Other Personal Benefits” includes the following types of benefits: Flexible Dollars; Financial Counseling; Disability Insurance; Merchandise; and Aircraft Usage. Benefits are valued at the incremental cost to First Horizon. “Flexible Dollars” represents First Horizon’s contribution to the Flexible Benefits Plan, based on salary and service. “Financial Counseling” represents payments for the preparation of income tax returns and related financial counseling. “Disability Insurance” represents insurance premiums with respect to our disability program. “Merchandise” refers to gifts received by the executives, of which none was received for 2010. “Aircraft Usage” represents imputed income to the executives when their spouses accompany them on a business trip using non-commercial aircraft, of which there were no instances in 2009 or 2010.

In addition, this column includes taxable income from our company-wide wellness plan through Virgin Healthmiles. Effective for all employees of First Horizon who have chosen to participate in the wellness program, imputed income is based on rewards earned. Mr. Jordan and Mr. Burkett received this imputed income.

Also, this column includes a stipend for usage of a company owned cell phone, of which Mr. Losch was a recipient. The stipend program was discontinued as of January 1, 2011.
(c)

“Tax Reimbursements” are tax gross-up payments on benefits. In late 2006 our Compensation Committee discontinued any payment of tax reimbursements on ordinary benefits, and no such reimbursements were paid in 2010.

(d)

“401(k) Match” represents First Horizon’s 50 percent matching contribution to the 401(k) Savings Plan, which is based on the amount of voluntary contributions by the participant, up to 6 percent of salary and subject to tax law limits. To the extent dollars from the Flexible Benefits Plan (a qualified cafeteria-type benefit plan) are contributed to the Savings Plan, they are included in column (b) rather than in column (d).

(e)

“Life Insurance Premiums” represents insurance premiums with respect to our supplemental life insurance plan. Under our Survivor Benefits Plan a benefit of 2-1/2 times annual base salary as of December of each year is paid upon the participant’s death prior to retirement to the named beneficiary (or 1 times final salary upon death after retirement payable to the spouse in 10 annual installments).

(f)

“Earnings” includes earnings (cash dividends) accrued during each of the years indicated on all stock and stock unit awards that were outstanding during those years. In most cases dividends accrue on unvested awards but are not paid until vesting; however, for certain older restricted stock awards scheduled to vest 3, 4, and 10 years after grant cash dividends were paid when they accrued. For awards which vested during a year indicated, only dividends accrued prior to vesting are included. Stock dividends are not treated as earnings. The dividend earnings amounts included in column (i) are reflected in the table below.

Dividend Earnings Included in Column (i)
Name	2008	2009	2010

Mr. Jordan	$51,063	0	0
Mr. Losch	NA	0	0
Mr. Gusmus	$638	0	0
Mr. Burkett	$64,189	0	0
Mr. Tuggle	$9,867	0	0

“NA” in the table above indicates that the person was not employed by us, or was not an executive officer, during that year.

Grants of Plan-Based Awards

The following table provides information about grants of performance stock unit (PSU), ordinary restricted stock (RS) and salary stock unit (SSU) awards granted during or in relation to 2010 to the officers named in the Summary Compensation Table. No stock appreciation rights (SARs) or stock options were granted to named executives during 2010.

For purposes of the following table: PSU awards are considered to be “Equity Incentive Plan Awards” and all forms of RS are considered to be “All Other Stock Awards.” The information is organized so that each row represents a separate award grant; a column for a row has a dash if it does not apply to the type of award listed in that row or the dollar amount is $0. No awards in the table below have been adjusted to reflect the stock dividends distributed on April 1, 2010 (1.4561%), July 1, 2010 (1.2896%), October 1, 2010 (1.6567%), or January 1, 2011 (1.8122%).

Grants of Plan-Based Awards in 2010

(a)	(b-1)	(b-2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Action Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Jordan	PSU 2-26	2-26				26,614	53,228	53,228				$680,000
	RS 2-26	2-26							35,485			$453,333
	SSU Bi-weekly	1-19							122,198			$1,442,549

Mr. Losch	PSU 2-26	2-26				9,393	18,786	18,786				$240,000
	RS 2-26	2-26							12,524			$160,000
	SSU Bi-weekly	1-19							33,158			$391,339

Mr. Gusmus	PSU 2-26	2-26				39,139	78,277	78,277				$1,000,000
	RS 1-19	1-19							7,334			$98,173
	RS 2-26	2-26							52,185			$666,667
	SSU Bi-weekly	1-19							227,856			$2,689,903

Mr. Burkett	PSU 2-26	2-26				20,347	40,693	40,693				$519,855
	RS 2-26	2-26							27,128			$346,570
	SSU Bi-weekly	1-19							82,399			$972,666

Mr. Tuggle	PSU 2-26	2-26				11,155	22,309	22,309				$285,000
	RS 2-26	2-26							14,872			$190,000
	SSU Bi-weekly	1-19							39,390			$464,904

Details concerning information in certain of the columns are presented in the following paragraphs:

(b-1)

Column (b-1) shows the 2010 grant dates of the awards reported in this table. These are the dates as of which the grants are effective for legal and accounting purposes, and as of which prices are set or used for those awards that use grant date stock values.

The rows in column (b-1) indicate the different award types involved as defined in the first paragraph of this section.
(b-2)	Column (b-2) shows the 2010 dates on which the Compensation Committee acted to grant the awards reported in this table.
(c)-(e)

During 2010, the named executive officers were not eligible to receive any cash bonuses under our MIP as a result of the restrictions imposed under the TARP rules. See “Effects of TARP Rules” beginning on page 36 of this proxy statement for additional information regarding the TARP rules.

(f)

The threshold payouts listed in column (f) for PSU awards are based on achieving a certain minimum normal-provision pre-tax earnings per share level within a specified performance matrix over a 4-year period. Additional information concerning the performance criteria related to 2010 PSU awards is set forth in “Performance Goal of PSU Awards” beginning on page 38.

(g)/(h)

The PSU awards listed in columns (g) and (h) have no target payout. The ‘target’ level in the table is the maximum level. Even if the maximum amount is earned and paid, the values of PSU awards listed in the table may differ from the amounts actually paid because the value of an award under this program will depend on the value of our shares at the time the award is paid.

(i)	Column (i) shows the number of shares of restricted stock granted in 2010 to the named executive officers.

Column (i) also shows the SSUs as the number of units credited based on net dollars (gross amount less social security and Medicare taxes). The gross dollars approved by Compensation Committee are reported in the salary column in the Summary Compensation Table on page 44.

(l)

Column (l) reflects the dollar value of each award shown in columns (g), (i) and (j) determined as of the grant date of each award using the same assumptions and valuation method used for accounting purposes in our financial statements. Additional information concerning the assumptions and valuation method is given in the discussion of columns (e) and (f) of the Summary Compensation Table beginning on page 44 of this proxy statement.

The numbers of shares granted reflect the actual numbers granted and have not been adjusted to reflect the stock dividends.

Supplemental Disclosure Concerning Summary Compensation and Grants of Plan-Based Awards Tables

The proportion of annual cash salary to total compensation opportunity and how the amounts of those elements of compensation were established and relate to other forms of compensation are set forth under the headings “Compensation Overview for Our Named Executive Officers,” “Relative Sizing & Mix of Direct Compensation Components,” and “Base Salary” beginning on pages 31, 34, and 37, respectively, of this proxy statement.

Under the terms of all options, participants are permitted to pay the exercise price of the options with shares of our stock which they own.

The vesting schedules of equity-based awards granted in 2010 are as follows:

•	For all ordinary restricted stock awards, vesting occurs 50% on each of the third and fourth anniversaries of the grant date.

•

Upon his early retirement on March 31, 2011, Mr. Gusmus will forfeit all unvested restricted stock and PSUs except for 50,000 shares, a portion of his March 2009 restricted stock grant. Forfeiture of that portion was waived in recognition of his contributions to the company’s performance.

•

In February of 2010 the Committee determined to make the financial goal attainment of normalized provisioning pre-tax earnings per share in the range of $1.30 to $1.50 per share in any year by the end of 2013. Payout will be made using a scale with no payout for achievement of less than $1.30. Following achievement of the goal, vesting will occur on each of the third and fourth anniversaries after grant if the executive remains with the company. Additional information concerning the performance criteria for PSU awards is set forth under the heading “Performance Goal of PSU Awards” beginning on page 38. In January, 2011, the Committee adjusted the performance range to $1.15 to $1.33 in order to accommodate the company’s issuance of 26.3 million shares in December 2010.

Vesting information related to all equity awards held by the named executives at year-end is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” beginning on page 50, especially in the notes to the table in that section. For all awards, vesting will or may be accelerated or pro-rated in the cases of death, disability, and change in control. For non-performance awards, vesting may be accelerated, generally on a pro-rata basis, in the event of retirement. For performance awards, service-vesting may be waived, but performance goals are not waived, following retirement, and in such cases awards may be pro-rated at the discretion of the Compensation Committee. Additional information concerning the acceleration features of awards is set forth under the caption “Change in Control Features under Other Plans and Programs” on page 41.

Dividends or dividend equivalents are paid or accrued with respect to PSUs and all forms of restricted stock. No such dividends or dividend equivalents are at rates preferential to dividends paid in respect of ordinary outstanding shares. Accrued dividends and dividend equivalents are forfeited if the underlying shares or units are forfeited.

The applicable plans provide for tax withholding features related to all award types upon approval of the Compensation Committee. To date, with respect to outstanding restricted stock of all types, the Committee has approved a mandatory tax withholding feature under which vested shares are automatically withheld in an amount necessary to cover minimum required withholding taxes.

In many cases the Compensation Committee has the power to require the deferral of payment of an award upon vesting if, absent the deferral, First Horizon would be unable to claim a corresponding deduction for tax purposes. On occasion the Committee has exercised that power. No such deferral would cause the amount deferred to be omitted from the Summary Compensation Table.

Forfeitures of Equity-Based Awards in 2010

Some awards that affect amounts reported in the Summary Compensation Table were forfeited during 2010. Forfeitures during 2010 involving the named executive officers are reflected in the table below.

Forfeitures of Equity-Based Awards During 2010 (Amounts are in Shares or Share Units)

Name	PSUs*	Stock Options**	Performance Restricted Stock	Restricted Stock (Other than Performance)***	Totals

Mr. Jordan	18,336	—	—	—	18,336
Mr. Losch	7,872	—	—	5,245	13,117
Mr. Gusmus	—	4,282	—	—	4,282
Mr. Burkett	32,211	15,436	—	11,542	59,189
Mr. Tuggle	14,629	—	—	9,752	24,381

*	PSUs granted in 2007 were forfeited in February 2010. A portion of the PSUs granted in 2009 were forfeited in accordance with the TARP rules.

**	Reflects stock options that terminated, unexercised, upon expiration of their terms. Option amounts are shown adjusted for stock dividends through January 2010.

***	A portion of the restricted shares granted in 2009 was forfeited in accordance with the TARP rules.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about stock options, all types of restricted stock, and all performance equity (PRS and PSU) awards held at December 31, 2010 by the officers named in the Summary Compensation Table. The PARSAP program was discontinued at the end of 2006. For our executives, PSUs were granted in 2009 and 2010, and PRS awards were made only in 2008. Mr. Gusmus did not participate in the PSU program in 2009 and was not eligible for regular executive awards in earlier years.

Outstanding Equity Awards at Fiscal Year-End 2010

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Jordan	156,793	156,793	—	$32.85	5/1/2014
	60,014		—	$20.83	2/25/2015
						353,670	$4,166,233	341,510	$4,022,988

Mr. Losch						49,112	$578,539	73,664	$867,762

Mr. Gusmus	3,834		—	$38.14	2/17/2011
	2,247	2,248	—	$33.09	4/20/2014
	7,863		—	$36.04	2/24/2017
	7,847		—	$36.12	2/19/2018
	9,362		—	$30.21	3/1/2020
						215,924	$2,543,585	83,253	$980,720

Outstanding Equity Awards at Fiscal Year-End 2010

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Burkett	16,399		—	$38.11	2/17/2011
	2,204		—	$25.45	2/23/2011
	7,786		—	$25.41	2/23/2011
	6,710		—	$29.30	2/26/2012
	11,341		—	$33.62	4/22/2012
	12,439		—	$33.92	4/21/2013
	39,610	39,610	—	$33.04	4/20/2014
	2,203		—	$20.35	2/23/2021
	251		—	$23.92	7/2/2021
	245		—	$24.48	1/2/2022
	2,985		—	$23.46	2/26/2022
	5,029		—	$23.45	2/26/2022
	91		—	$16.50	7/1/2022
	94		—	$15.95	1/2/2023
						138,633	$1,633,097	172,470	$2,031,697

Mr. Tuggle	5,643		—	$38.13	2/17/2011
	4,861		—	$33.65	4/22/2012
	4,419		—	$33.96	4/21/2013
	2,247	2,248	—	$33.09	4/20/2014
						55,760	$656,853	106,970	$1,260,107

Details concerning information in certain of the columns are presented in the following paragraphs:

(a)-(j)

Stock Dividends. We began paying quarterly dividends in common stock, rather than cash, in October of 2008. In January 2011 our Board declared a quarterly cash dividend, marking an end to the quarterly stock dividend practice. Stock dividends were distributed on October 1, 2008 (3.0615%), January 1, 2009 (1.8370%), April 1, 2009 (2.6673%), July 1, 2009 (1.5782%), October 1, 2009 (1.5901%), January 1, 2010 (1.4971%), April 1, 2010 (1.4561%), July 1, 2010 (1.2896%), October 1, 2010 (1.6567%), and January 1, 2011 (1.8122%). The cumulative compound effect of all such stock dividends is 20.038%; the effect on awards granted during the stock dividend period is proportionately less. Our financial statements show outstanding shares and related information at December 31, 2010 on a basis adjusted for these stock dividends. To be consistent, information in columns (b) through (j) has been adjusted in the same manner. The numbers of shares covered by stock options, as well as the option prices, reported in the table have been adjusted proportionately to reflect the estimated economic effects of dividends distributed to date. For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(c)	The vesting dates of unvested options reported in column (c) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle

4/20/2007	4/20/2011	—	—	2,248	39,610	2,248
5/1/2007	5/1/2011	156,793	—	—	—	—

(g)

The awards included in column (g) are all unvested restricted stock shares, including PARSAP shares, outstanding as of December 31, 2010. The PARSAP program was discontinued at the end of 2006, and its performance acceleration feature has expired. This column does not include SSUs that were unpaid as of December 31, 2010 because those units all were fully vested.

The vesting dates of unvested restricted stock shares reported in column (g), excluding PARSAP shares, are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle

4/20/2007	4/20/2011	—	—	450	—	450
5/1/2007	5/1/2012	30,006	—	—	—	—
2/25/2008	2/25/2011	—	—	—	7,493	—
	2/25/2012	—	—	—	7,506	—
1/20/2009	1/20/2012	142,958	—	—	—	—
	1/20/2013	142,966	—	—	—	—
3/5/2009	3/5/2012	—	17,514	—	26,229	19,043
	3/5/2013	—	18,279	—	27,892	20,451
3/5/2009	12/31/2011	—	—	136,802	—	—
12/11/2009	12/31/2011	—	—	15,374	—	—
1/20/2010	12/31/2011	—	—	7,797	—	—
2/26/2010	2/26/2013	18,866	6,658	27,750	14,423	7,907
	2/26/2014	18,874	6,661	27,751	14,428	7,909

The vesting dates of unvested PARSAP shares reported in column (g) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle

2/26/2002	2/26/2012	—	—	—	13,660	—
4/22/2005	4/22/2015	—	—	—	27,002	—

The foregoing information reflects scheduled vesting dates. PARSAP shares had an acceleration feature, now expired, that allowed them to vest early if certain performance goals had been achieved.
(h)

The values in column (h) reflect the closing market value at December 31, 2010, of the unvested restricted shares held by the named executive officers, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)	The awards included in column (i) are all unvested PRS and PSU awards.
(j)

The values in column (j) reflect the closing market value at December 31, 2010 of the unvested PRS and PSU awards held by the named executive officers, with no discount for the risk that the award might be forfeited based on performance or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)/(j)

At year-end 2010 the awards reflected in columns (i) and (j) continued to be outstanding. The goals established in 2008 have not yet been achieved, and the goals established in 2009 have been met. The 2010 goals have not been met. As a result, the grants of performance restricted shares in 2008 will forfeit unless those goals are met in 2011, and the 2009 PSUs will vest in equal installments on the 3rd and 4th anniversaries of the grant date for the named executive officers who remain with the company until vesting occurs.

The performance periods applicable to unvested regular annual PRS and PSU awards reported in columns (i) and (j) are shown in the schedule below:

Grant Date	Performance Period	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle

2/25/2008	2008–2011	48,010	—	—	48,010	24,003
9/2/2008	2008–2011	18,001	—	—	—	—
3/5/2009	2009–2012	218,887	53,686	—	81,181	59,242
2/26/2010	2010-2013	56,612	19,978	83,253	43,279	23,725

Option Exercises and Stock Vested

The following table provides information about stock options exercised during 2010 by the executive officers named in the Summary Compensation Table and restricted shares that vested during 2010. The named executive officers do not hold stock appreciation rights. No PRS, PSU, or other performance-based equity awards vested for any of the named executive officers during 2010.

Option Exercises and Stock Vested During 2010

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)

Mr. Jordan	—	—	—	—
Mr. Losch	—	—	—	—
Mr. Gusmus	—	—	425	6,013.75
Mr. Burkett	—	—	1,188	17,285.40
Mr. Tuggle	—	—	848	12,168.40

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	The values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option.
(d)

The shares vested include the number of shares granted plus quarterly stock dividends, if applicable, from October 1, 2008 through January 1, 2011. The cumulative compound stock dividend rate of all such dividends is 20.0380%.

(e)

The values in column (e) represent the fair market value of the shares on the vesting date. There were no option exercises in 2010, and vestings include the April vesting of the 2006 and 2007 management restricted stock grants.

Post-Employment Compensation

Overview

We provide competitive programs to our executives and other employees that provide benefits if employment is terminated. In addition, many of our regular programs have features that enhance, accelerate, reduce, cancel, or forfeit benefits (or, in the case of stock options, shorten their remaining lives) if employment terminates in various ways. Additional information concerning these programs and features is presented in the sections following this one.

Certain post-employment terms are used in this proxy statement with specific meanings. The meanings we use in this proxy statement are summarized below in order to avoid confusion.

Discharge	A termination of employment by action of First Horizon (other than in connection with disability or retirement).
Resignation	A termination of employment by action of the executive (other than in connection with disability or retirement).
Disability	A permanent inability to work as specified in the applicable plan or program.
Retirement

A termination of employment after meeting certain age and service requirements specified in the applicable plan or program or, if none, as specified in our Pension Plan. Our Pension Plan and some other plans specify both early and normal retirement requirements, while other plans and programs specify only normal retirement or make no provision for retirement at all.

Change in Control (CIC)

A change in control of First Horizon National Corporation as defined in the applicable plan or program. All of our active plans that provide for a change in control event use a substantially similar definition, discussed in more detail in “Change in Control—Definition” on page 59.

Pension Plans

We have two defined benefit retirement plans in which our executives participate: a tax-qualified Pension Plan (for a broad group of employees), and a Pension Restoration Plan (for certain highly-compensated employees, including all of the named executive officers, except those hired after August 2007). In practical effect, the Restoration Plan extends the benefits of the Pension Plan as if the dollar limit imposed by the tax code did not exist. The two pension plans ordinarily have the overall effect, therefore, of a single plan providing a single benefit. Both plans were closed to new hires effective August 31, 2007 and benefits under both plans will be frozen for all participants effective January 1, 2013.

Our Pension Plan is integrated with social security under an “offset” formula applicable to all participants. Retirement benefits are based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service (“Covered Compensation”), length of service, and social security benefits. Normal retirement benefits typically are payable in monthly installments after age 65, though many variations are possible as discussed below. For purposes of the plan, “compensation” is defined as the total cash remuneration reportable on the employee’s IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, deferred compensation and incentive and contingent compensation.

Our Pension Restoration Plan is an unfunded plan covering certain employees in the highest salary grades, including all executive officers hired before August 31, 2007, whose benefits under the Pension Plan have been limited under tax code Section 415 and tax code Section 401(a)(17). The limitation under Section 415 of the tax code remained at $195,000 for 2010, as it was in 2009, or 100% of the employee’s average income in his or her three highest paid years, whichever is less. Tax code Section 401(a)(17) limited compensation to $245,000 for 2010, the same as in 2009, for purposes of certain benefit calculations. “Compensation” is defined in the same manner as it is for purposes of the Pension Plan and includes certain salary amounts earned as salary stock units. Under the Pension Restoration Plan participants receive the difference between the monthly pension payable if tax code limitations did not apply, and the actual pension payable.

Our Pension Plan offers a reduced early retirement benefit for participants who are at least age 55 with 15 years of service. The reduction in benefits varies based on age at retirement. For example, if retiring at age 55, the Pension Plan benefit is reduced to 50% of the age 65 benefit; if retiring at age 60, the reduction is to 66%. The Pension Restoration Plan mirrors these early retirement benefits.

The combined pension benefit is fixed once employment is terminated, since no subsequent changes occur to the primary factors upon which benefits are based. Prior to retirement, participants may make (and change) various elections that affect their benefits. Among those are: the ability to take an early retirement annual benefit in lieu of a normal retirement benefit, if employment ends after the early retirement age and prior to normal retirement age; the ability to take a benefit payable only during the life of the employee or a smaller benefit that would continue if the employee predeceases his or her spouse; and the ability or requirement to take a lump sum or other non-annuity payment in lieu of annual benefits under the Pension Restoration Plan in certain circumstances and within the limitations required by tax code Section 409A. The typical form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The typical form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain.

Service is granted for each hour worked at First Horizon including certain hours of non-worked service such as vacation, holidays and disability. One year of service is credited for each year in which the employee works 1,000 or more hours of service.

The following table provides information about estimated benefits under our Pension Plan and our Pension Restoration Plan and, in certain cases, special retirement agreements, as of December 31, 2010.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

Mr. Jordan	Pension	4	$85,097	—
	Restoration	4	$240,915	—

Mr. Losch	Pension	NA	NA	NA
(not eligible; hired after 8/31/07)	Restoration	NA	NA	NA

Mr. Gusmus	Pension	28	$687,753	—
	Restoration	28	$757,709	—

Mr. Burkett	Pension	38	$1,135,443	—
	Restoration	38	$2,894,413	—

Mr. Tuggle	Pension	7	$333,127	—
	Restoration	7	$332,836	—

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	This column shows full years of credited service as defined in each respective plan, as of fiscal year-end.
(d)

Column (d) reflects the actuarial present value of the named executive’s accumulated benefit under each plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2010 fiscal year, except that retirement age is assumed to be the normal retirement age of 65. The amounts presented in the above table were calculated by the Pension Plan actuary. The valuation method chosen to calculate those amounts is the projected unit credit cost method. This method recognizes cost in an increasing pattern as a participant approaches retirement. The 2010 discount rates are 5.70% for the Pension Plan and 5.10% for the Pension Restoration Plan and reflect the expected average term until settlement of each of these plans. The assumptions on which the amounts presented in the above table are based are discussed in note 19 to our financial statements.

(e)	No amounts were paid during 2010 under any pension plan to any named executive officer.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

For many years we have sponsored plans and programs that allow executives to defer receipt of salary and bonus compensation. For nearly all such plans, the primary purpose was to allow participants to defer payment of current-year taxes. Under those plans, participants may elect to defer receipt of salary and cash bonus amounts. Many of our executives have deferred, at different times, amounts under several different plans. Deferred amounts are credited to accounts and earnings accrue according to the provisions of each plan. Participants have significant discretion regarding the length of the deferral period, the investment criteria upon which earnings are based, and the form of payout (lump sum or a term of regular payments), although the plans and tax laws mandate lump sum payout in certain circumstances. A deferral period commonly selected lasts until employment terminates. Amounts paid under our deferred compensation plans, both deferrals and earnings, are paid directly by us; these plans are unfunded and nonqualified.

In all of the deferral plans except one, each participant’s account is fully vested and non-forfeitable. Except for the possibility of being paid out at one time rather than another, accounts in such plans are not affected by a termination of employment, change in control, or other event.

The deferral plan that is forfeitable and not fully vested is our Directors’ and Executives’ Deferred Compensation Plan (“1985 D&E Plan”). The 1985 D&E Plan’s purpose was both to provide a deferral opportunity for participants and also to provide a strong retention tool for the company. The 1985 D&E Plan ceased taking new deferral contributions in 1995 but several executive officers, including one of the named executive officers, and several directors continue to have accounts. In furtherance of the retention purpose, the Plan provides that if an executive terminates employment prior to a change in control for a reason other than death, disability or retirement, or if an executive joins a competitor after leaving First Horizon, that executive will likely forfeit his or her account. In that situation, earnings for the participant’s account are to be recalculated, retroactively, using a much lower deemed interest rate than that used for retirement. Because of previous withdrawals mandated by the Plan, at present in every case involving an active executive or director the re-calculation would cause the participant’s account to become zero. The re-calculation is avoided only in a change in control situation or if the Compensation Committee approves a waiver. Additional information concerning the 1985 D&E Plan is available under the caption “Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)” on page 39. The only named executive officer that has an account under the 1985 D&E Plan is Mr. Gusmus. For Mr. Gusmus, the recalculation provision has been modified. Additional information is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page 58.

Information concerning the activities in the past year and the year-end account balances of the officers named in the Summary Compensation Table with respect to our prior and current deferred compensation plans and programs is presented in the following table.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year($)	Company Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)

Mr. Jordan	$1,466,667	—	$31,380	—	$1,750,165
Mr. Losch	$400,000	—	—	—	$405,550
Mr. Gusmus	$2,733,333	—	$95,738	—	$4,980,056
Mr. Burkett	$990,200	—	—	—	$1,008,412
Mr. Tuggle	$475,000	—	$22,257	—	$693,555

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)

Currently up to 80% of cash salary and 100% of annual cash bonus may be deferred in our deferred compensation plan for executives. There were no such cash deferrals in 2010. The cash value of salary paid in the form of SSUs in 2010 is included in this column because, as required by TARP rules, those SSUs represent deferred salary and are not subject to a service vesting requirement.

(c)	First Horizon makes no matching or other contributions to nonqualified deferred compensation accounts open to our executives for participation, other than earnings reported in column (d).

(d)

Earnings reflect interest for those accounts that earn interest. For accounts that are phantom shares of our stock or of mutual funds, earnings reflect increases and decreases of account value from January 1 through December 31 of the year. The number in the table nets those amounts as applicable to the individual involved. An above-market portion of all earnings amounts is also reported in the table captioned “Changes in Pension Actuarial Value and Above-Market Earnings on Deferred Compensation for 2010” on page 46.

(e)

Withdrawals are allowed under certain plans in the case of hardship. In-service distributions may be selected, with the exception of SSUs, when making the deferral election. Interim distributions were permitted under one of the older plans.

(f)

Certain plan accounts are denominated as numbers of shares of our stock or of certain mutual funds. All such accounts are valued based on the fair market value of those shares at fiscal year-end. Amounts based on the value of our common stock at December 31, 2010 are adjusted for the stock dividend distributed January 1, 2011.

The information above excludes information related to our tax-qualified 401(k) Savings Plan. Additional information concerning our deferred compensation plans is given under the caption “Deferral Plans and Programs” beginning on page 39 of this proxy statement.

Employment Contracts, Termination of Employment and Change in Control Arrangements,
and Benefits under Them

As mentioned above, we do not have employment agreements with our executives except for Mr. Gusmus. Information on our agreement with Mr. Gusmus appears under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page 58. However, many of our plans and programs contain special provisions regarding termination of employment in various common situations, including in connection with retirement and a change in control of First Horizon. We also have certain other arrangements that deal primarily with retirement and change in control situations. This section provides information concerning those provisions, and other arrangements related to those situations, in relation to the executive officers named in the Summary Compensation Table.

Termination of Employment Unrelated to a Change in Control

Annual Cash Bonus

If an executive resigned or was discharged prior to a bonus payment date, the annual cash bonus accrued for the prior fiscal year normally would not be owed or paid.

If an executive officer died, became disabled, or retired early or normally before payment of an annual cash bonus for a particular year, the annual cash bonus for that year normally would be owed or paid in whole or part based on actual achievement of the applicable goals for that year. The amount of bonus would depend significantly on company performance, when (relative to the performance period) the retirement occurred, and the exercise of discretion by the Compensation Committee, among other things.

Salary Stock Units (SSUs)

SSUs issued to the named executive officers in 2010 are vested and non-forfeitable. SSUs issued after 2010 will be subject to a service-vesting requirement.

Stock Incentives

Options. Unvested stock options terminate at the time of resignation or discharge. Vested stock options terminate immediately after resignation and three months after discharge. In the case of death, disability, or normal retirement, unvested stock options continue vesting for three years (five years in the case of options granted in connection with a deferral of earned cash compensation) but not beyond their original term, and vested options remain outstanding for the same three- or five-year period, as applicable. For options granted prior to 2006 an early retirement is treated the same as a normal retirement, but for options granted after 2005 an early retirement is treated as a resignation.

Restricted Stock. Restricted stock shares that are not vested normally are forfeited at the time of a resignation or discharge. In the case of death or disability, restricted stock shares generally vest in proportion to the amount of the vesting period that has passed, and the remaining grants are forfeited, unless the Compensation Committee chooses to act to retain or vest the awards in whole or part. Under the 2003 Equity Compensation Plan, awards of those types would be forfeited upon retirement unless the Compensation Committee uses its discretion to vest shares or units in whole or part. In the past, the Committee on occasion has acted to vest restricted stock pro rata (based on the portion of the vesting period worked) in connection with normal retirement situations that do not involve any adverse factors, and to vest restricted stock in whole or in part when early or normal retirement has been accompanied by a special retirement arrangement which traditionally includes a non-compete provision (described under the caption “Other Agreements and Arrangements” beginning on page 58).

Performance Awards. PSU, PRS and other performance-based awards as to which the performance period has not passed normally are forfeited at the time of a resignation or discharge. Long-term performance-based awards are prorated upon death, disability, or approved retirement in proportion to the amount of performance period that the recipient worked. Awards preserved in that manner remain subject to satisfaction of all applicable performance requirements for the full performance period.

Pension Plan and Pension Restoration Plan

The Pension and Pension Restoration Plans generally operate as a single plan in terms of defining the pension benefit payable to executives. Additional information concerning our pension plans and benefits payable under them is provided under the captions “Pension Plan” and “Pension Restoration Plan” beginning on page 40.

401(k) Savings Plan

Our 401(k) Savings Plan is a defined contribution plan to which eligible employees may elect to contribute by payroll deduction, up to the limits of the Plan and applicable tax rules. Although we offer a matching contribution in company stock, the primary sources of funds for the Plan are deductions from the participants’ paychecks and earnings on those funds. Each participant has an account in the Plan which may be invested in a variety of investment alternatives at the participant’s election, including in shares of our stock. Each account represents actual financial assets held in trust by a corporate trustee. Each of our executive officers participates in the Savings Plan and his or her account is fully vested. When employment terminates, payroll additions and any company matching contributions cease. Earnings on accounts continue to accrue until funds are withdrawn. We do not pay earnings on account funds except indirectly through dividends on company stock held in Plan accounts.

Nonqualified Deferred Compensation Plans

Our nonqualified deferred compensation plans generally provide a tax deferral mechanism for our executives. With the exception of one older plan (the 1985 D&E Plan), account balances are always fully vested and are neither enhanced nor forfeited upon a termination of employment for any reason. All non-qualified deferral plans are unfunded. Additional information concerning our nonqualified deferred compensation plans is provided under the caption “Nonqualified Defined Contribution and Other Deferred Compensation Plans” beginning on page 56.

Other Agreements and Arrangements

In the past the Compensation Committee has on occasion approved entering into special arrangements or agreements with certain executive officers. An agreement of that sort is in place with Mr. Gusmus.

Special Retention Agreement with Mr. Gusmus

Following his appointment in 2008 to the position of President, FTN Financial, we entered into a special retention agreement with Mr. Gusmus. Key terms of this agreement are highlighted below.

•

We agreed to employ Mr. Gusmus unless a termination for cause occurs as described in the agreement, and Mr. Gusmus agreed to remain in the position of President of FTN Financial, until his retirement which, under the agreement, occurs at the end of 2011.

•	Any unvested restricted stock will vest 100% on Mr. Gusmus’s retirement.

•

For purposes of the 1985 D&E Plan, Mr. Gusmus will be treated at retirement as if he were age 65. The special retention agreement, which reaffirms an earlier agreement entered into with Mr. Gusmus on this matter, provides that benefits under the plans will be delayed until he reaches age 65.

•	Mr. Gusmus agreed to comply with certain non-competition, non-solicitation, and non-interference covenants.

In 2010 Mr. Gusmus announced his intention to retire in the first quarter of 2011 instead of year-end 2011. The Compensation Committee approved the vesting of 50,000 shares of restricted stock upon his early retirement. He will forfeit 165,924 shares of restricted stock and 83,253 performance stock units. Rights to all other benefits as part of his retirement, including the D&E Plan, will not be affected.

Change in Control

We have special change in control severance agreements with all of the named executive officers. In addition, many of our plans and programs have special provisions that apply if we experience a change in control event. This section provides information concerning arrangements and benefits that would apply if we experience a change in control event.

Definition

All of our active plans and programs that have a change in control provision define a change in control event in a substantially similar manner. Our change in control severance agreements have slightly differing terms. The term “change in control” is defined at significant length in formal legal documents. In general terms, however, a change in control includes any of the following events (with change in control severance agreement differences noted):

(a)	A change in a majority of the Board of Directors, with certain exceptions.

(b)	A person or other entity beneficially owns 20 percent or more of our outstanding voting stock, with certain exceptions.

(c)

Our shareholders approve and there is a consummation of a merger or other business combination, unless (i) more than 50 percent (60% in our severance agreements) of the voting power of First Horizon National Corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority (two-thirds in our severance agreements) of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination.

(d)	Our shareholders’ approval of a plan of complete liquidation or dissolution or a sale of substantially all of our assets.

Summary of Change in Control Effects

A change in control has the following effects on certain benefit plans, programs, and arrangements in which the named executive officers participate:

•

Annual cash bonuses along with PSU and PRS awards are pro-rated through the date of the change in control based on the formula discussed under the section “Change in Control Severance Agreements” beginning on page 60 of this proxy statement.

•

Restricted stock, restricted stock units, phantom stock units and unvested stock options granted prior to 2007 vest. If granted in 2007 or later, vesting will not occur unless the grantee experiences certain terminations following the change in control.

•

Under our Pension Restoration Plan, a lump sum payout is made to participants representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected benefits, assuming periodic distributions of the participant’s accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant’s age at the time of the change in control.

•

Our Pension Restoration Plan provides that executives will continue to accrue age and service credit under the Plan during the agreement’s 36-month severance period if the executive is at least 50 years of age and has at least 10 years of service upon termination following a change in control event. This provision does not extend benefits beyond the end of 2012, when the plan benefits are frozen.

•	Excess funding in the Pension Plan is allocated, according to a formula, to all plan participants and all retirees.

•

Deferred compensation under individual deferral agreements that accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

•	Our Survivor Benefits Plan generally cannot be amended to reduce benefits.

•

Under the 1985 D&E Plan, a lump sum payout is made to participating employees and certain terminated employees representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates. Additional information concerning the 1985 D&E Plan is provided under the captions “Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)” and “Nonqualified Defined Contribution and Other Deferred Compensation Plans” begin on pages and respectively.

•

Our change in control severance agreements, discussed in the next section, provide certain benefits to those executives whose employment is terminated in specified ways following the change in control.

Change in Control Severance Agreements

At the end of 2010 we had change in control severance agreements with all of our named executive officers. The change in control severance agreements provide generally for a payment equal to three times annual base salary plus three times a “bonus amount” if we discharge the officer other than for disability, retirement, or cause, or if the officer resigns for good reason (as specified in the agreements), in either case within 36 months after a change in control event. For corporate officers, the “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses, with certain exceptions for executives who have participated in our executive bonus plan less than five years. With respect to named executive officers whose annual cash bonuses are based on a percentage of business unit earnings, the “bonus amount” cannot exceed 100% of annual base salary. The contracts provide generally for an excise tax gross-up with respect to any taxes incurred under U.S. tax code section 4999 following a change in control, with the exception of Mr. Losch’s contract. Mr. Losch’s agreement was entered into after we ceased to offer gross-up payments in these agreements. In addition, severance payments are to be reduced if a small reduction (up to 5% or $50,000) would avoid the excise tax. The agreements provide for continued healthcare and life insurance benefits for an 18-month period as allowed by tax laws. Non-disparagement, cooperation, and non-solicitation covenants are included in the contracts. These agreements are not employment agreements and do not guarantee employment for any term or period; they only apply if a change in control occurs. Each agreement can be terminated unilaterally upon three years’ prior notice.

The table below summarizes information about the potential amounts that would be paid or payable to the named executive officers if following a change in control their employment with us had terminated on December 31, 2010. The closing stock price on December 31 ($11.78 per share) is used when valuing stock based award payments. Also, the actual ages and years of service of each named executive officer on that date were used when valuing the Pension and Restoration Plan benefits. For purposes of the table, we have made these assumptions and adjustments: (1) the present value of future health and welfare and other non-cash benefits is calculated by using current costs to the company; (2) the value of non-forfeited stock options is measured when employment is assumed to have terminated based solely on our stock value at that time, which assumes that options having no value on the termination date ultimately will have no value prior to their expiration dates; and (3) the circumstances of the termination are such that the cash severance benefit is fully payable. Many of the amounts shown in the table below primarily accelerate the timing of payment of an amount that would have been paid eventually, and do not increase the amount paid. Nevertheless, all amounts are shown on a gross, rather than incremental, basis for the sake of completeness.

Potential Value of Payments Upon An Assumed
Termination of Employment at Year-End 2010 Related to a Change in Control

Actual Payments

Name	Cash Severance	Pro Rata Bonus	Stock Based Award	Salary Stock Units	Pension and Restoration	Health and Welfare	Other	Tax Gross Ups	Total

Jordan	$3,579,041	$393,014	$7,748,803	$1,489,982	$293,746	$13,210	$25,000	$2,654,426	$16,197,222
Burkett	3,038,773	270,274	3,643,382	1,004,575	1,765,708	8,626	25,000	2,443,050	12,199,388
Gusmus	4,050,000	750,000	2,789,421	2,778,631	468,612	13,210	25,000	2,361,258	13,236,132
Losch	1,860,000	220,000	1,424,314	404,007	—	13,210	25,000	N/A	3,603,641	*
Tuggle	1,545,783	40,261	2,003,213	480,011	367,022	13,210	25,000	859,469	5,333,969

Total	$14,073,597	$1,673,549	$17,609,134	$6,157,206	$2,895,088	$61,464	$125,000	$8,318,202	$50,570,350

*

Four of the five executives have the right to receive an excise tax gross-up payment. An estimate of that gross up payment is included in the table above. Mr. Losch, however, has a newer agreement which does not provide that benefit. Therefore, Mr. Losch is responsible for his own excise tax liability estimated to be $342,890, and that number has been subtracted from the total column. Mr. Gusmus ceased to be an executive officer at the end of 2010 in anticipation of his retirement in the first quarter of 2011. His successor does not have a change in control severance agreement.

DIRECTOR COMPENSATION

Information concerning the compensation of our non-employee directors earned during 2010 is presented in the table below. Mr. Jordan, our President and Chief Executive Officer, serves on our Board but does not receive any compensation under the plans, programs, and practices described below. None of our other directors is an employee of the company. Neither Ms. Gregg nor Mr. Compton served on our Board in 2010.

Director Compensation for 2010

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mr. Carter	$86,500	$45,000	—	—	—	—	$131,500
Mr. Cooper	$82,000	—	—	—	—	—	$82,000
Mr. Emkes	$90,000	$45,000	—	—	—	$800	$135,800
Mr. Haslam	$77,000	$33,750	—	—	—	—	$110,750
Mr. Martin	$158,000	—	—	—	$4,774	—	$162,774
Ms. Palmer	$126,000	—	—	—	$5,287	—	$131,287
Mr. Reed	$96,500	—	—	—	—	$400	$96,900
Mr. Rose	$199,000	$45,000	—	—	$68,584	—	$312,584
Mr. Sansom.	$89,000	$45,000	—	—	$68,639	—	$202,639
Mr. Yancy	$89,000	—	—	—	—	—	$89,000

Details concerning information in the columns are presented in the following paragraphs:

(b)	Included in this column are all fees and retainers paid in cash, whether or not receipt was deferred.
(c)

Restricted Stock and Restricted Stock Units. Through 2006, it was our practice to award all non-employee directors shares of restricted stock such that each such director had 800 shares of our restricted stock vesting each year and each received at all times during his or her tenure as a director dividends or dividend equivalents on 8,000 shares of our common stock. If the individual’s directorship terminates for any reason other than death, disability (defined as total and permanent disability), retirement (defined as any termination not caused by death or disability after the attainment of age 65 or 10 years of service as a director), or a change in control (as defined in the 2003 Equity Compensation Plan), all outstanding shares will be forfeited.

Each April directors receive restricted stock units (RSUs) having a grant-date value of $45,000. RSUs vest the following year if the director remains in office for the year. RSUs are paid in shares. Dividend equivalents accrue during the vesting period and are paid in cash or shares (in the case of stock dividends) at vesting. Grants are pro-rated for anyone elected to the Board outside of our annual meeting. Since old unvested restricted shares remain outstanding, the RSU program has been phased in so that each director will have one of the following occur each year: 800 restricted shares will vest; or a full grant of RSUs will vest; or a combination of restricted shares (less than 800) and RSUs (less than 100%) will vest. Because of the phase-in requirement, in 2010 only Messrs. Carter, Emkes, Haslam, Rose, and Sansom received RSUs. After adjustment for stock dividends distributed through January 1, 2011, the 800 share amount is approximately 903 shares.

Beginning in 2011, each non-employee director will receive a full complement of RSUs without regard to any unvested restricted shares still held.

Accounting Values. The dollar values associated with awards shown in column (c) reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. Those accounting values are determined as of the grant date of each award using the same assumptions and valuation method for accounting purposes in our financial statements. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, vesting, forfeiture, and other matters. A discussion of those assumptions and methods appears in note 21 to our 2010 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions. Accordingly, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in column (c).

Grant Date Fair Value. In 2010, no director received a grant of restricted stock, and only Messrs. Carter, Emkes, Haslam, Rose, and Sansom received RSUs. Original grants of RSUs (excluding subsequent stock dividends) were 3,243 RSUs with an accounting value measured on the grant date of $45,000 for each of those directors other than Mr. Haslam, who received 2,432 RSUs with an accounting value of $33,750. Mr. Haslam’s award was 25% lower than the standard $45,000 accounting value because he had outstanding restricted stock. All RSUs granted in 2010 vested in February 2011. Stock dividends increased the number of outstanding RSUs and were paid in shares at vesting. The stock dividend accruals are not captured in the unit numbers above and do not affect the accounting values in column (c) of the Director Compensation for 2010 chart on the previous page; however, they are included in the number of outstanding RSUs found in the table titled “Outstanding Equity Awards at Fiscal Year-End 2010 Held by Non-Employee Directors” beginning on page 65 and in the table titled “Summary of Equity Awards Outstanding at Year-End 2010” below.

Earnings. Column (c) also includes earnings (cash dividends) to be paid during the vesting term on all restricted shares and cash dividend equivalents to be paid on RSUs that were granted in 2010. For 2010 those amounts were zero.

(d)	Options. No stock options were granted to non-employee directors in 2010. Prior option grants from now-expired plans remain outstanding.
(c)/(d)	Outstanding Restricted Shares, RSUs, and Options. At December 31, 2010, our non-employee directors held the unvested shares of restricted stock and unexercised options shown in the following table:

Summary of Equity Awards
Outstanding at Year-End 2010

Name	Shares of Unvested Restricted Stock (#)	Unvested RSUs (#)	Shares Covered by Stock Options (#)

Mr. Carter	—	3,398	—
Mr. Cooper	—	—	—
Mr. Emkes	—	3,398	—
Mr. Haslam.	717	2,548	56,634
Mr. Martin.	2,877	—	46,996
Ms. Palmer.	2,877	—	88,177
Mr. Reed.	5,762	—	—
Mr. Rose*	—	3,398	99,187
Mr. Sansom	—	3,398	106,021
Mr. Yancy	1,444	—	12,726

*Of this number, 53,470 options were awarded to Mr. Rose during the time that he was an executive officer. His officer status ended April 2009.

Additional information concerning outstanding restricted stock and stock options appears under the caption “Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)” beginning on page 64. All share and RSU figures include the number of shares covered by options granted plus amounts approximating the cumulative adjustment for quarterly stock dividends, as applicable, from October 1, 2008 through January 1, 2011. For restricted shares and options the cumulative compound stock dividend rate of all such dividends is 20.0380%; for RSUs the cumulative compound stock dividend rate of those dividends occurring after the grant date is 4.8336%.

(e)	Our non-employee directors do not receive cash incentive compensation.
(f)	Our non-employee directors do not participate in our Pension or other retirement plans.

Above-Market Earnings on Deferred Compensation. Our non-employee directors have historically had the ability to defer their compensation into deferred compensation plan accounts. The amounts in column (f) include all above-market interest accrued during the year on all deferred compensation accounts, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires us to use one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation.

(g)

Other benefits. The following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck debit card, a no fee VISA card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, use of tickets for marketing and other business events up to $5,000 in value, and, if the Board has authorized a stock repurchase program, the repurchase of shares of our common stock at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the director’s shares is otherwise permissible under the repurchase program that has been authorized. The aggregate incremental cost to First Horizon of those benefits in 2010 was less than $10,000 per person and is not included in the column.

(h)	Total $. The total dollars are a sum of columns (b) through (g).

The dollar amounts in the table above are paid under various practices and plans described in the following paragraphs.

Each non-employee director is paid a cash retainer quarterly at an annual rate of $45,000 plus a fee of $2,000 for each day of each Board meeting attended in 2010. In addition, each such director receives $1,500 for each day of each committee meeting (other than an Audit Committee meeting) attended and $2,000 for each day of each Audit Committee meeting attended. The Audit Committee and Executive Committee chairpersons are paid $5,000 per Audit Committee and Executive Committee meeting attended, respectively (inclusive of committee meeting fees). Mr. Rose receives an annual chairman retainer of $125,000, the same annual board member retainer, and board and executive committee meeting fees. He does not receive fees for any other meeting he attends. The cash retainer is augmented by annual grants of RSUs, discussed in the note to column (c) of the Director Compensation table above, having a grant-date value of $45,000. However, only five directors received RSUs in 2010 because for the past several years the RSU program has been phased in as the predecessor restricted stock program winds down. In October 2010 our Board ended the phase in practice; going forward, RSUs will be granted regardless of old restricted stock holdings. Our practice is to hold our Board and committee meetings jointly with the Bank’s Board and committees. Directors are not separately compensated for Bank Board or Bank committee meetings except for those infrequent meetings that do not occur jointly.

Prior to October 2010, our stock ownership guidelines required each non-employee director to maintain beneficial ownership over time of at least 4,000 shares. For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If sufficient shares are not owned to satisfy the ownership guideline, 75% of the net after-tax shares received from our stock plans must be retained until the target ownership level is achieved. In addition, directors are required to hold 50% of the net after-tax shares received from our stock plans for the balance of their service with the company, except that directors who reach age 60 generally will be permitted to sell shares held at least three years to diversify their portfolio. The Committee changed our stock ownership guidelines in October 2010 for directors to significantly increase the level of ownership required by each director. Under the amendment directors are required to maintain beneficial ownership over time of at least 3 times the annual retainer.

Under the First Horizon National Corporation Nonqualified Deferred Compensation Plan, non-employee directors have deferred and may currently defer amounts that earn returns indexed to the performance of certain mutual funds selected by the non-employee director. These mutual funds merely serve as the measuring device to determine the director’s rate of return, and the director has no ownership interest in the mutual funds selected. First Horizon hedges its obligations related to such mutual fund deferrals.

Historically, our non-employee directors could elect to defer their compensation under several other plans. Under the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan, which expired in 2005, non-employee directors could elect to receive stock options in lieu of fees. Deferred compensation options had an exercise price of 50 percent (80 percent for options granted for 2002, 2001, and 2000 and 85 percent for options granted for years prior to 2000) of fair market value on the grant date. Each participant was required to forego the right to receive cash fees which he or she would earn. The amount of the foregone cash plus the option exercise price was required to equal or exceed 100% of our stock’s fair market value on the issue date of the options. New deferrals have not been permitted under this plan since January 2005. Options granted with respect to compensation earned prior to January 2005 are still outstanding.

Under the 1985 D&E Plan, from 1985 to 1995 non-employee directors could elect to defer fees earned and receive an accrual of interest at rates ranging from 17-22 percent annually, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates service prior to a change in control for a reason other than death, disability or retirement. Rates have varied since 1995. For the 2010 plan year, the interest rate was 12.25% for all active participants, including four non-employee directors who are participants in the plan. The rate for 2011 has been set at 11.5%. Interim distributions of the amount originally deferred were made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant’s account and accrued interest generally paid monthly over the 15 years following retirement at or after age 65. Certain restrictions and limitations apply on payments and distributions. Although new deferrals have not been permitted under that plan since 1995, interest continues to accrue on outstanding account balances. The non-employee directors who have accounts under this old plan are Messrs. Martin, Rose, and Sansom and Ms. Palmer. In the past, non-employee directors have also had the option under other deferral agreements to defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations. No new deferrals have been made since 1995 under these agreements, but interest continues to accrue on outstanding account balances. We also reimburse our directors for their expenses incurred in attending meetings, which is not considered to be compensation.

Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)

As mentioned previously, we no longer grant options or restricted stock to non-employee directors, and only five directors, Messrs. Carter, Emkes, Haslam, Rose, and Sansom, received a grant of RSUs in 2010. However, stock options previously were available to non-employee directors in connection with deferral elections, and our long-term restricted stock program for non-employee directors granted long-term awards from 1992 through 2006. Many of those old awards are outstanding and, in the case of shares, unvested. The following table provides information about stock options, restricted stock, and RSUs held at December 31, 2010 by the non-employee directors as shown above in the Director Compensation table. All options reported have vested, and only unvested restricted shares are reported. We have no performance-based cash or equity plan or program for non-employee directors. All option data reported below have been adjusted for stock dividends distributed through January 1, 2011.

Outstanding Equity Awards at Fiscal Year-End 2010
Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)

Mr. Carter	—	—	—	3,398	$40,028

Mr. Cooper	—	—	—	0	$0

Mr. Emkes	—	—	—	3,398	$40,028

Mr. Haslam				3,265	$38,462
	1,270	$18.90	7/1/2014
	1,325	$18.12	1/3/2015
	3,125	$10.87	6/30/2016
	5,933	$13.38	12/31/2016
	4,961	$17.12	6/30/2017
	3,618	$23.49	12/31/2017
	3,300	$22.30	6/30/2018
	3,626	$26.57	12/31/2018
	3,116	$27.26	6/30/2019
	4,164	$20.42	12/31/2019
	5,727	$11.86	7/3/2020
	3,193	$18.88	1/2/2021
	2,846	$23.53	7/2/2021
	2,754	$23.95	1/2/2022
	2,760	$25.38	7/1/2022
	2,706	$24.39	1/2/2023
	900	$18.33	7/1/2023
	1,310	$18.31	1/2/2024

Mr. Martin				2,877	$33,891
	1,959	$18.89	7/1/2014
	1,714	$18.09	1/3/2015
	5,688	$17.12	6/30/2017
	4,946	$23.48	12/31/2017
	4,699	$22.28	6/30/2018
	3,947	$26.56	12/31/2018
	3,478	$27.27	6/30/2019
	3,330	$20.43	12/31/2019
	2,981	$18.88	1/2/2021
	2,846	$23.53	7/2/2021
	3,004	$23.95	1/2/2022
	2,837	$25.39	7/1/2022
	3,115	$24.40	1/2/2023
	1,089	$18.37	7/1/2023
	1,363	$18.34	1/2/2024

Ms. Palmer				2,877	$33,891
	1,802	$18.86	7/1/2014

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)

	1,880	$18.08	1/3/2015
	9,262	$8.16	6/30/2015
	7,955	$10.69	12/31/2015
	8,136	$10.85	6/30/2016
	8,564	$13.38	12/31/2016
	5,357	$17.12	6/30/2017
	4,705	$23.49	12/31/2017
	4,192	$22.28	6/30/2018
	4,374	$26.56	12/31/2018
	3,843	$27.25	6/30/2019
	4,578	$20.43	12/31/2019
	5,221	$11.86	7/3/2020
	3,513	$18.88	1/2/2021
	3,105	$23.51	7/2/2021
	3,086	$23.97	1/2/2022
	2,760	$25.38	7/1/2022
	2,706	$24.39	1/2/2023
	1115	$18.38	7/1/2023
	2,023	$18.29	1/2/2024

Mr. Reed	—	—	—	5,762	$67,876

Mr. Rose*				3,398	$40,028
	1,475	$18.30	1/2/2014
	1,375	$18.90	7/1/2014
	1,382	$18.09	1/3/2015
	5,294	$17.12	6/30/2017
	3,859	$23.50	12/31/2017
	4,319	$22.28	6/30/2018
	3,411	$26.58	12/31/2018
	3,532	$27.25	6/30/2019
	4,164	$20.42	12/31/2019
	3,193	$18.88	1/2/2021
	3,017	$23.53	7/2/2021
	3,257	$23.93	1/2/2022
	3,074	$25.39	7/1/2022
	3,360	$24.40	1/2/2023
	1,005	$18.40	7/1/2023

Mr. Sansom				3,398	$40,028
	1,375	$18.90	7/1/2014
	1,434	$18.13	1/3/2015
	11,345	$8.16	6/30/2015
	11,245	$10.68	12/31/2015
	10,747	$10.85	6/30/2016
	9,328	$13.38	12/31/2016
	6,950	$17.12	6/30/2017
	5,306	$23.49	12/31/2017
	5,845	$22.28	6/30/2018
	4,909	$26.56	12/31/2018
	4,728	$27.25	6/30/2019

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)

	5,969	$20.42	12/31/2019
	6,570	$11.86	7/3/2020
	5,005	$18.87	1/2/2021
	3,105	$23.51	7/2/2021
	3,173	$23.93	1/2/2022
	3,311	$25.39	7/1/2022
	3,278	$24.41	1/2/2023
	1035	$18.36	7/1/2023
	1,363	$18.34	1/2/2024

Mr. Yancy				1,444	$17,010
	1,322	$18.91	7/1/2014
	1,382	$18.09	1/3/2015
	1,374	$24.00	1/2/2022
	2,916	$25.39	7/1/2022
	3,197	$24.40	1/2/2023
	1,005	$18.40	7/1/2023
	1,530	$18.30	1/2/2024

*

Mr. Rose was awarded 53,470 stock options shortly after he was named Chairman of the Board in 2007. These options are not reflected in the table above as they do not relate to his compensation as a non-employee director. These options have a grant price of $37.41 with an expiration date of April 22, 2012.

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)/(c)

The numbers of shares covered by stock options, as well as the option prices, reported in the table have been adjusted proportionately to reflect the estimated economic effects of stock dividends distributed to date (see note (e) below). For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(e)

The awards included in column (e) are all unvested restricted stock shares and RSUs outstanding on December 31, 2010. The share amounts include the number of shares or units granted plus quarterly stock dividends, if applicable, distributed from October 1, 2008 through January 1, 2011. For restricted shares the cumulative compound stock dividend rate of all such dividends is 20.0380%; for RSUs the cumulative compound stock dividend rate of those dividends occurring after the grant date is 4.8336%.

(f)

The values in column (f) reflect the closing value at December 31, 2010 of the unvested restricted shares held by the named persons, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

The vesting dates of those shares in column (e) are:

Vesting Dates of Non-Employee Director Restricted
Stock & RSU Awards Outstanding at Year-End 2010

Name	Grant Date	Vesting Dates	Shares of Stock Vesting Each Year(#)*	Total Shares Unvested(#)*

Mr. Carter	4/19/2010	2/14/2011	3,398	3,398
Mr. Cooper	1/18/2005	12/31/2010	0	—
Mr. Emkes	4/19/2010	2/14/2011	3,398	3,398
Mr. Haslam	4/17/2003	4/30 of each year 2011-2013	239	717
	4/19/2010	2/14/2011	2,548	2,548
Mr. Martin	4/17/2003	4/30 of each year 2011-2013	239	717
	5/2/2005	4/30 of each year 2011-2013	720	2,160
Ms. Palmer	4/17/2003	4/30 of each year 2011-2013	239	717
	5/2/2005	4/30 of each year 2011-2013	720	2,160
Mr. Reed	4/14/2006	4/30 of each year 2011-2016	960	5,762
Mr. Rose	4/19/2010	2/14/2011	3,398	3,398
Mr. Sansom	4/19/2010	2/14/2011	3,398	3,398
Mr. Yancy	11/1/2001	10/31/2011	727	727
	4/17/2003	4/30 of each year 2011-2013	239	717

*

Share amounts include stock dividends which accrued on outstanding restricted stock shares and RSUs. For restricted shares the cumulative compound stock dividend rate of all such dividends is 20.0380%; for RSUs the cumulative compound stock dividend rate of those dividends occurring after the grant date is 4.8336%.

Non-Employee Director Option Exercises and Stock Vested

The following table provides information about stock options and similar rights exercised during 2010 by the non-employee directors named in the Director Compensation table, as well as restricted shares and RSUs that vested during 2010. Many directors had 800 restricted shares vest during 2010. After adjustment for stock dividends distributed through January 1, 2011, the 800 share amount is approximately 959 shares. Other directors—Messrs. Carter, Emkes, Haslam, Rose, and Sansom—had RSUs vest. The numbers in the table represent the vested shares plus the additional shares related to the stock dividends declared in 2010.

Non-Employee Director
Option Exercises and Stock Vested During 2010

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized Upon Vesting ($)

Mr. Carter	—	—	4,093	$51,817
Mr. Cooper	—	—	5,700	$68,358
Mr. Emkes	—	—	4,093	$51,817
Mr. Haslam	—	—	3,297	$42,124
Mr. Martin	—	—	909	$13,044
Ms. Palmer	—	—	909	$13,044
Mr. Reed	—	—	913	$13,102
Mr. Rose	—	—	4,093	$51,817
Mr. Sansom	—	—	4,093	$51,817
Mr. Yancy	—	—	928	$10,099

Details concerning information in certain of the columns are presented in the following paragraphs:

(d)	Column (d) reflects the shares acquired on vesting, with varying numbers indicating the additional shares related to stock dividends in 2010.
(e)

Values in column (e) represent the fair market value of the shares on the respective vesting dates. With respect to the restricted shares, vesting dates (and therefore vesting values) differed among directors for these reasons: (1) director shares vest on the anniversary dates of grant, they were granted initially when a director first joined the Board, and few directors joined on the same date; (2) second grants (ten years after initial grants) varied due to prospective retirement ages at the time of grant; and (3) many directors were affected by transitional grants in 2003 which increased the vesting rate from 600 shares each year to 800 (both share amounts are stated before adjustment for stock dividends). All RSUs vest at the same time as described in the notes to the Director Compensation for 2010 table beginning on page 61.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

Due to a ministerial error, Mr. Gusmus inadvertently failed timely to file one required Form 4 to report the grant in 2010 of 7,334 shares of restricted stock. A Form 4 has been filed reporting this transaction, which did not give rise to liability for any short-swing profit.

The directors listed below inadvertently failed timely to file the number of required Form 4s specified below to report the sale of fractional shares of our common stock received as part of a stock dividend, which we began paying on a quarterly basis to all our shareholders in October 2008. Some brokers who controlled shares held in street name for our directors sold all fractional shares received in connection with the stock dividend as a matter of the brokers’ internal policy and without the knowledge or direction of the beneficial owners, resulting in each case in a late filing of a Form 4. The late Form 4s for all directors covered, in the aggregate, fewer than 14 shares. None of the sales gave rise to liability for short-swing profits. All required Form 4s reporting these sales have now been filed. The affected directors, the number of delinquent forms, and the number of transactions not reported on a timely basis are as follows: Simon F. Cooper, 2 forms, 2 transactions; Vicki R. Palmer, 5 forms, 6 transactions; Colin V. Reed, 4 forms, 4 transactions; Michael D. Rose, 7 forms, 7 transactions; William B. Sansom, 6 forms, 6 transactions; and Luke Yancy, III, 4 forms, 4 transactions.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the SEC, is available free of charge to each shareholder of record upon written request to the Treasurer, First Horizon National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel and
Corporate Secretary
March 14, 2011

Appendix A

AUDIT COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated April 19, 2010)

Establishment and Purposes of the Committee

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Section 3.5 of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Audit Committee (the “Committee”) of the Board of Directors, which shall: (1) assist the Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of the Corporation’s financial statements, (c) the Corporation’s compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and Corporation’s internal audit function; and (2) prepare the report to be included in the Corporation’s annual proxy statement pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”).

The function of the Committee is oversight. Management of the Corporation is responsible for preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. It is recognized that, in fulfilling their responsibilities hereunder, members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (2) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (3) the representations made by management as to any non-audit services provided by the independent auditor to the Corporation. Further, in fulfilling their responsibilities hereunder, the members of the Committee will incorporate the use of reasonable materiality standards, including the size of the Corporation and the nature, scope and risks of the activities conducted.

The independent auditor for the Corporation is accountable to the Committee as representatives of the shareholders and must report directly to the Committee. The Committee has the authority and responsibility directly to appoint (subject, if applicable, to shareholder ratification), retain, compensate, evaluate and terminate the Corporation’s independent auditor and to oversee the work of such independent auditor.

The independent auditor shall submit to the Committee annually a formal written statement (the "Auditor’s Statement”) describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the Corporation addressing each non-audit service provided to the Corporation and at least the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The independent auditor shall submit to the Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years for professional services rendered by the independent auditor in the following categories (as defined by the rules of the SEC): audit, audit-related, tax and all other services.

Qualifications of Committee Members

The Committee shall consist of at least three members appointed annually by a majority of the entire Board on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, acting in its capacity as the nominating committee. Members shall be directors who meet the independence and experience requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. Under these requirements as currently adopted, the Board must determine:

•	that each member has no material relationship, either direct or indirect, with the Corporation;

•	that each member is financially literate, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee; and

•	that at least one of the members has accounting or related financial management expertise,

as such requirements are interpreted by the Board of Directors in the exercise of its business judgment. Members may be replaced by the Board.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Corporation’s annual proxy statement. No member of the Committee may be an affiliated person (as such term is defined in SEC Rule 10A-3, including any exceptions or exemptions permitted thereby) of the Corporation or any subsidiary thereof or may receive any compensation from the Corporation other than (I) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive; provided, however, that notwithstanding the foregoing, it shall be permissible for Committee members to receive those types of compensation permitted by the rules of the SEC and the NYSE regarding the independence of audit committee members.

Operation of the Committee

Meetings shall be held at least four times yearly, or more frequently if circumstances dictate, and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the members of the Committee prior to the meeting. A quorum shall consist of a majority of the members and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee would meet the eligibility requirements of the NYSE, Section 10A(m)(3) and the rules of the SEC, including any exceptions permitted thereby. The Committee may, in its discretion, delegate all or a portion of its authority and duties to a subcommittee of the Committee, and may delegate to the Chairperson the authority to grant pre-approvals of audit and permitted non-audit services as provided herein, provided that the decisions of such Chairperson to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

The Committee shall have unrestricted access to Corporation personnel and documents. The Committee will be given the resources and authority appropriate to discharge its duties and responsibilities, including (I) the authority to retain and compensate special or independent counsel, accountants or other experts or consultants to advise the Committee, without seeking approval of the Board or management, and (ii) appropriate funding, as determined by the Committee, for payment of compensation to such counsel, accountants or other experts and consultants. The Committee may request any officer or employee of the Corporation or of the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation. The Committee shall meet separately periodically with management, the internal auditor, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	with respect to the independent auditor,

a.	directly appoint (subject, if applicable, to shareholder ratification), retain, compensate, oversee the work of, evaluate and terminate the independent auditor.

b.	adopt a policy for the Corporation regarding preapproval of all audit and non-audit engagement fees and terms and approve, in advance, all such fees and terms in accordance with such policy.

c.

ensure that the independent auditor prepares and delivers annually an Auditor’s Statement (it being understood that the independent auditor is responsible for the accuracy and completeness of this Statement) and consider such Auditor’s Statement in assessing the independence of the independent auditor.

d.

ensure that the independent auditor timely reports on all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

e.	review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor

f.

discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner, and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

g.	instruct the independent auditor that the independent auditor is ultimately accountable to the Committee as representatives of the shareholders.

2.	with respect to the internal audit department,

a.	make recommendations to the Board concerning the appointment and removal of the Corporation’s internal auditor and approve the salary and annual bonus of the internal auditor.

b.

advise the internal auditor that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the internal audit department and management’s responses thereto (including but not limited to reports on the Corporation’s risk governance, risk assessment and risk management, adequacy of policies and compliance with legal and regulatory requirements).

c.	approve the charter of the internal audit department and all significant changes thereto.

3.	with respect to financial reporting principles and policies and internal audit controls and procedures,

a.	advise management, the internal auditor and the independent auditor that each is expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

b.

consider any reports or communications (and management’s and/or the internal auditor’s responses thereto) submitted to the Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

c.

meet with management, the independent auditor and, if appropriate, the internal auditor (I) to discuss the scope of the annual audit; the audited financial statements and quarterly financial statements; any significant matters arising from any audit, including any audit problems or difficulties and management’s response thereto; any significant matters arising from changes to the Corporation’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditor, the internal auditor or management; any major issues regarding accounting principles and financial statement presentations; any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; the effect, if significant, of regulatory and accounting initiatives, as well as off-

balance sheet structures, on the financial statements of the Corporation; (ii) to review the form of opinion the independent auditor proposes to render to the Board of Directors and shareholders; and (iii) to discuss the Corporation’s risk assessment and risk management policies and to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

d.

obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which set forth certain procedures to be followed in any audit of financial statements required under that act.

e.

review any employee complaints or material reports or inquiries received from regulators or government agencies and management’s responses; in addition to receiving reports from the internal auditor regarding risk and compliance matters as described in Section 2 of this Charter, meet periodically with the Corporation’s chief risk officer to discuss any risk and compliance matters that may have a material effect on the Corporation’s financial statements or internal controls; discuss any significant compliance issues raised in reports or inquiries received from regulators or government agencies; review periodic reports from the Compliance and Ethics Program Committee on the effectiveness of that program; and discuss with the Corporation’s General Counsel pending and threatened claims that may have a material impact on the financial statements.

f.

discuss earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies; provided, however, that the Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally and may be limited to the types of information to be disclosed and the types of presentations to be made.

g.	establish hiring policies for employees or former employees of the independent auditor.

h.	review and oversee related party transactions.

i.

establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

j.

review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

4.	with respect to reporting and recommendations,

a.	prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

b.	review this Charter at least annually and recommend any changes to the Board.

c.	report its activities to the full Board of Directors on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

d.

prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Appendix B

COMPENSATION COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated July 19, 2010)

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Article III(6) of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Compensation Committee (the “Committee”) of the Board of Directors, which shall serve as a compensation committee for the Corporation, with such specific authority as is herein provided. This Committee was known prior to January 20, 2004 as the Human Resources Committee, and all references to the Human Resources Committee in any of the plans named in Section 8 herein shall be understood to refer to this Committee.

Purposes of the Committee

The purposes of the Committee are (1) to discharge the Board’s responsibilities relating to the compensation of the Corporation’s executive officers, (2) to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate the Corporation’s management, and (5) to carry out certain other duties set forth herein.

Qualifications of Committee Members

The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Nominating and Corporate Governance Committee, and shall consist of at least three members of the Board, each of whom is “independent” under the rules of the New York Stock Exchange (“NYSE”). In addition, at least two members of the Committee must be directors of the Corporation who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be directors of the Corporation who are “non- employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Only members who meet the Section 162(m) test may participate in decisions required to be made by “outside directors” under Section 162(m), and any other member of the Committee must recuse himself or herself with respect to those issues. Any member may volunteer to recuse himself or herself if he or she believes his or her qualification under Section 162(m) or Section 16 may be in doubt. In the event of any recusal for any of those reasons, the remaining members of the Committee would constitute “the Committee” for the action in question for purposes of both this Charter and any applicable plan administered by the Committee, provided that the Committee as so constituted for such action shall have at least two members. Only members who meet the Section 16 test may participate in decisions required to be made by “non-employee directors” under Section 16, and any other member of the Committee must recuse himself or herself with respect to those issues. If a quorum of the Committee is present in accordance with the requirements of the “Operation of the Committee” section of this charter, then the action taken by at least two “outside directors” (with respect to matters required to be acted upon by “outside directors”) and the action taken by at least two “non-employee directors” (with respect to matters required to be acted upon by “non-employee directors”) each shall be the valid action of this Committee and is fully authorized by the Board of Directors, as long as such action is taken by a majority of the “outside directors” or a majority of the “non-employee directors,” as applicable. Members of the Committee may be replaced by the Board.

Operation of the Committee

Meetings shall be held at least four times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Corporation’s Chief Executive Office (“CEO”) should not attend the portion of any meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain compensation consultants to assist in the evaluation of CEO, senior executive officer or director compensation, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	To recommend to the Board major corporate policies and objectives with respect to the Corporation’s compensation and management of its human resources.

2.

To make regular reports to the Board and to provide a periodic review, evaluation and reporting link between management and the Board with respect to the Corporation’s compensation and management of its human resources.

3.

To review periodically management’s human resources policies, guidelines, procedures, and practices for conformity with corporate objectives and policies concerning the Corporation’s compensation and management of its human resources, including a periodic review of compensation structures for non- executive officers.

4.

To review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation.

5.	To make recommendations to the Board concerning compensation for directors.

6.	To fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers.

7.

To make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers.

8.	To serve as the Committee required:

a.	by the terms of the 1992 Restricted Stock Incentive Plan;

b.	by the terms of the 1984 and 1990 Stock Option Plans and the 1995, 1997 and 2000 Employee Stock Option Plans;

c.	by terms of the Directors & Executives Deferred Compensation Plan;

d.	to resolve questions of interpretation arising under the Non-Employee Directors’ Deferred Compensation Stock Option Plan and the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan;

e.	by the terms of the 2002 Management Incentive Plan;

f.	to review the appropriateness of the issuance of Corporation common stock under the terms of the Savings Plan as required by resolutions of the Board as adopted from time to time;

g.	to designate those eligible to participate in the Pension Restoration Plan and Survivor Benefit Plan;

h.	by the terms of the 2002 Bank Director and Advisory Board Member Deferral Plan, the Bank Director and Advisory Board Member Deferral Plan and the Bank Advisory Director Deferral Plan;

i.	by the terms of the 2003 Equity Compensation Plan; and

j.	by the terms of the First Horizon National Corporation Deferred Compensation Plan and the First Horizon Deferred Compensation Plan.

9.

In consultation with management, to oversee regulatory compliance with respect to compensation matters, including (a) overseeing the Corporation’s policies on structuring compensation programs to maximize tax deductibility while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, and (b) as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

10.

To produce annually a Report of the Compensation Committee for inclusion in the Corporation’s proxy statement in accordance with applicable SEC rules and regulations, or as required by any other applicable law or regulation.

11.

To review and approve recommendations from management and recommend Board approval regarding the creation of corporate offices (for executive officers) and the defining of authority and responsibility of such offices and concerning nominees to fill such offices.

12.

To review and approve recommendations from management and recommend Board approval regarding the appointment of incumbent officers, including consideration of their performance in determining whether to nominate them for reelection, and to review succession plans for executive officers, including the CEO.

13.

To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of officers.

14.

To create corporate offices and define the authority and responsibility of such offices, except to the extent such authority or responsibility would not be consistent with the law, the charter or the bylaws, to appoint persons to any office of the Corporation except Chairman of the Board, Chief Executive Officer, President, Auditor, Secretary and any office the incumbent in which is designated by the Board as an Executive Officer, and to remove from office any person that was, or could have been, so appointed by the Committee.

15.	To evaluate performance of the Corporation’s executive officers and review that performance with the Board.

16.

To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

17.

To serve as the committee required by the Bylaws and resolutions of the Corporation to be responsible for and with authority to make and record all requests of directors, officers and employees of the Corporation, or any of its subsidiaries, to serve other business entities at the Corporation’s request and to be indemnified against liability arising from such service.

18.	To review compliance with the Management Interlocks Acts and approve indemnification for officers and directors.

19.

To meet periodically with the Corporation’s senior risk officers to discuss and review the key business and other risks the Corporation faces and the relationship of those risks, along with the Corporation’s risk management policies and practices, to the incentive compensation arrangements applicable to incentive-eligible employees in order to be able to provide reasonable assurance that such arrangements do not encourage such employees to take unnecessary and excessive risks that threaten the value of the Corporation.

20.

To oversee the Corporation’s compliance with the provisions of all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to the compensation of the Corporation’s executive officers.

ANNUAL MEETING

April 19, 2011
10:00 a.m. Central time

FIRST TENNESSEE BUILDING
M-Level Auditorium
165 Madison Avenue
Memphis, TN 38103

If you consented to access your proxy information electronically, you may view it by going to the following Web site on the Internet:
http://ir.fhnc.com/annuals.cfm

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints George P. Lewis and Lewis R. Donelson, or any one or both of them with full power of substitution, as proxy or proxies, to represent and vote all shares of stock standing in my name on the books of the corporation at the close of business on February 25, 2011, which I would be entitled to vote if personally present at the annual meeting of shareholders of First Horizon National Corporation to be held in the auditorium of the First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, on April 19, 2011, at 10 a.m. Central time or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The board of directors, at the time of preparation of the proxy statement, knows of no business to come before the meeting other than that referred to in the proxy statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, FOR VOTE ITEMS 1, 2, AND 4 AND, WITH RESPECT TO VOTE ITEM 3, FOR APPROVAL OF AN EVERY YEAR FREQUENCY FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION. ALL THE VOTE ITEMS ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.

YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD AS DIRECTED BELOW AND ON THE REVERSE SIDE.

Vote by Internet, Telephone or Mail

There are three ways to vote your proxy. Internet or telephone voting is available 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL
www.eproxy.com/fhn
Use the Internet to vote your proxy
until 12:00 p.m. (Central time) on
April 18, 2011.
Please have your proxy card
and the last four digits of your social
security number or tax identification
number available. Follow the simple
instructions to obtain your records and
create an electronic ballot.

1-800-560-1965
Use any touch-tone telephone to
vote your proxy until 12:00 p.m.
(Central time) on April 18, 2011.
Please have your proxy card and the
last four digits of your social security
number or tax identification number
available. Follow the simple instructions
the voice provides you.
Mark, sign and date your proxy card and return it to First Horizon National Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors unanimously recommends a vote FOR Items 1, 2 and 4 and, with respect to Item 3,
FOR approval of an EVERY YEAR frequency for the advisory resolution on executive compensation.
1.	Election of twelve directors to serve until the 2012 Annual Meeting of Shareholders:
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

	01 Robert B. Carter	☐	☐	☐		07 R. Brad Martin		☐	☐	☐

	02 John C. Compton	☐	☐	☐		08 Vicki R. Palmer		☐	☐	☐

Please fold here – Do not separate

	03 Mark A. Emkes	☐	☐	☐		09 Colin V. Reed		☐	☐	☐

	04 Vicky B. Gregg	☐	☐	☐		10 Michael D. Rose		☐	☐	☐

	05 James A. Haslam, III	☐	☐	☐		11 William B. Sansom		☐	☐	☐

	06 D. Bryan Jordan	☐	☐	☐		12 Luke Yancy III

2.	Approval of an advisory resolution on executive compensation.					☐ For	☐ Against			☐ Abstain

3.

Vote on an advisory resolution to determine the frequency (whether every year, every two years or every three years) at which a vote on an advisory resolution on executive compensation shall be held at the annual meeting of shareholders.

						Every	Every		Every
					☐	Year ☐	2 Years	☐	3 Years	☐ Abstain

4.	Ratification of appointment of KPMG LLP as auditors.					☐ For	☐ Against			☐ Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

Date________________________, 2011
Signature(s) in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.